                                                    FILED PURSUANT TO RULE 424B5
                                                      REGISTRATION NO. 333-52508

        THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT OFFERS TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2001.

     PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 29, 2001

                               16,000,000 Shares
                                NRG ENERGY, INC.
[NRG LOGO]                        Common Stock
                               ------------------

     Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "NRG". On February 15, 2001, the last reported sale price of our common stock on the NYSE was $26.20.

     The underwriters have a 30-day option to purchase a maximum of 2,400,000 additional shares to cover over-allotments of the shares.

     Concurrently with this offering of common stock, we are also offering (by a separate prospectus supplement) $200 million of Equity Units consisting of senior debentures and contracts to purchase common stock. Neither offering is contingent upon the closing of the other offering.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE PROSPECTUS.

                                                                       UNDERWRITING
                                                         PRICE TO      DISCOUNTS AND     PROCEEDS
                                                          PUBLIC        COMMISSIONS       TO NRG
                                                       -------------   -------------   -------------
Per Share............................................      $               $               $
Total................................................    $               $               $

     Delivery of the shares of common stock will be made on or about
  , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          JOINT BOOK-RUNNING MANAGERS

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.

                               SENIOR CO-MANAGERS
GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY

                                  CO-MANAGERS

ABN AMRO ROTHSCHILD LLC                           BANC OF AMERICA SECURITIES LLC

         The date of this prospectus supplement is             , 2001.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
  About this Prospectus Supplement....    ii
  Prospectus Supplement Summary.......   S-1
  Risk Factors........................  S-10
  Use of Proceeds.....................  S-12
  Capitalization......................  S-13
  Business............................  S-14
  Material United States Tax
     Consequences To Non-United States
     Holders..........................  S-27
  Underwriting........................  S-30
  Notice to Canadian Residents........  S-33
  Legal Matters.......................  S-34


                                        PAGE
                                        ----
PROSPECTUS
  About this Prospectus...............     1
  Where You Can Find More
     Information......................     1
  Forward-Looking Statements..........     2
  Risk Factors........................     4
  The Company.........................    13
  Use of Proceeds.....................    14
  Earnings to Fixed Charges Ratio.....    14
  Description of Debt Securities......    14
  Description of Stock................    23
  Description of Warrants.............    27
  Description of Depositary Shares....    28
  Description of Stock Purchase
     Contracts and Stock Purchase
     Units............................    31
  Plan of Distribution................    31
  Legal Matters.......................    32
  Experts.............................    32


                               ------------------

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus may only be accurate on the date of the document containing the information.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this common stock offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     Unless we have indicated otherwise, references in this prospectus supplement and the accompanying prospectus to "NRG," "we," "us" and "our" or similar terms are to NRG Energy, Inc. and its consolidated subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all of the following information assumes that the underwriters have not exercised their option to purchase up to an additional 2,400,000 shares of common stock within 30 days of the date of this prospectus supplement.

                                NRG ENERGY, INC.

     NRG Energy, Inc. is a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of energy, capacity and related products. We believe we are one of the three largest independent power generation companies in the United States and the fifth largest independent power generation company in the world, measured by our net ownership interest in power generation facilities. We own all or a portion of 66 generation projects, including projects under construction, that have a total generating capacity of 27,551 megawatts ("MW"); our current net ownership interest in those projects is 16,704 MW, of which 13,145 MW are located in the United States. In addition, we are actively pursuing the acquisition and development of additional generation projects.

     As the following table illustrates, we have grown significantly during recent years, primarily as a result of our success in acquiring domestic power generation facilities:

                                        YEAR ENDED DECEMBER 31,
                               ------------------------------------------   COMPOUND ANNUAL
                                1997      1998       1999        2000         GROWTH RATE
                               -------   -------   --------   -----------   ---------------
                                                              (UNAUDITED)
Net Ownership Interest (in MW
  at end of period, including
  projects under
  construction)..............    2,637     3,300     10,990      15,007            78.5%
Operating Income (in
  thousands).................  $18,109   $57,012   $109,520    $573,373           216.4%
EBITDA (in thousands)(1).....  $39,790   $82,711   $161,516    $693,299           159.3%
Net Income (in thousands)....  $21,982   $41,732   $ 57,195    $182,935           102.7%
Earnings Per Share...........  $   .15   $   .28   $    .39    $   1.10            94.3%

---------------

(1) EBITDA is the sum of income (loss) before income taxes, interest expense (net of capitalized interest) and depreciation and amortization expense. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analysts do not calculate it in the same fashion.

     We intend to continue our growth through a combination of targeted acquisitions in selected core markets, the expansion or repowering of existing facilities and the development of new greenfield projects. We have signed agreements to acquire an additional 5,704 MW of net ownership interest in existing generation projects and have scheduled expansion, repowering or greenfield generation projects that would add 5,515 MW of net ownership interest. To prepare for these expansion, repowering and greenfield development opportunities, we have agreed to purchase 22 turbine generators from General Electric Company and two turbine generators from Siemens Westinghouse over a five-year period commencing in 2002. These new turbines, which we expect to install at domestic facilities, will have a combined nominal generating capacity of approximately 4,640 MW. In addition, we have on order three General Electric turbines with a combined nominal capacity of approximately 740 MW scheduled for delivery in January 2002, which we expect to install in facilities outside of the United States. We have also acquired the right to purchase an additional 24 General Electric turbines and an additional three Siemens Westinghouse turbines through our acquisition of assets from LS Power, LLC. These turbines have a combined nominal generating capacity of approximately 4,306 MW. All but 1,993 MW of the turbines we have on order have been allocated to our current, identified expansion, repowering or greenfield development projects.

     We have also expanded our power marketing activities, which allow us to optimize the value of our power generation assets and enable us to better meet our customers' energy requirements. By linking our power generation capabilities and access to fuel supplies with our power marketing and risk management expertise, we believe that we can secure favorable pricing for our fuel purchases and power sales.

     In addition to our power generation projects and power marketing activities, we also have interests in district heating and cooling systems and steam transmission operations. We also believe we are one of the largest landfill gas generation companies in the United States, extracting methane from landfills to generate electricity.

     We were established in 1989 and are a majority-owned subsidiary of Xcel Energy Inc. Our headquarters and principal executive offices are located at 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402-3265.

                                    STRATEGY

     Our vision is to be a well-positioned, top three generator of power in selected core markets. Central to this vision is the pursuit of a well-balanced generation business that is diversified in terms of geographic location, fuel type and dispatch level. Currently, approximately 79% of our net generation capacity is located in the United States in four core markets: our Northeast, South Central and West Coast regions, and our recently added North Central region. Upon completion of our pending project acquisitions from Conectiv, we intend to add a Mid-Atlantic region as our fifth core market. With our diversified asset base, we seek to have generating capacity available to back up any given facility during its outages, whether planned or unplanned, while having ample resources to take advantage of peak power market price opportunities and periods of constrained availability of generating capacity, fuels and transmission.

     The following charts illustrate our diversity in terms of net MW currently in operation or under construction:

                              Geographic Location

U.S.                                                     EUROPE                     AUSTRALIA                     OTHER
----                                                     ------                     ---------                     -----
79                                                        7.00                        12.00                       2.00

                               Primary Fuel Type

COAL                                                       GAS                         OIL                        OTHER
----                                                       ---                         ---                        -----
34                                                        43.00                       21.00                       2.00

                                 Dispatch Level

PEAKING                                                                 INTERMEDIATE                        BASE-LOAD
-------                                                                 ------------                        ---------
28                                                                         31.00                              41.00

     Our strategy is to capitalize on our acquisition, development and operating skills to build a balanced, global portfolio of power generation assets. We intend to implement this strategy by continuing an aggressive acquisition program and accelerating our development of existing site expansion projects and greenfield projects. We believe that our operational skills and experience give us a strong competitive position in the unregulated generation marketplace.

     Domestic. The table that follows summarizes our domestic power generation operations in our core markets and our pending acquisitions, and planned greenfield and expansion projects. In addition to the primary fuels listed below, 4,314 MW of our current and pending domestic facilities can run on more than one fuel source.

                                                                                       TOTAL        OUR NET
                                                                                      CAPACITY     OWNERSHIP
UNITED STATES REGIONS                    STATES OF OPERATION        PRIMARY FUELS       (MW)     INTEREST (MW)
---------------------                 --------------------------  -----------------   --------   -------------
Existing
  Northeast.........................     Connecticut, Maine,      Gas, Coal and Oil     7,661        7,210
                                      Massachusetts, New Jersey,
                                      New York, and Pennsylvania
  South Central.....................  Louisiana, Oklahoma, Texas    Gas and Coal        4,516        2,942
                                           and Mississippi
  West Coast........................          California            Gas and Coal        3,117        1,569
  North Central.....................                                                    1,518        1,343
                                               Illinois                  Gas          -------    ----------
    Total Existing Domestic.........                                                   16,812       13,064
                                                                                      -------    ----------
                                                                                      -------    ----------
Pending and Planned Projects
                                                                                        1,591        1,591
                                             Connecticut          Gas, Oil and Coal
  Northeast.........................
                                                                                        3,508        3,039
                                      Texas, Louisiana, Florida          Gas
  South Central.....................       and Mississippi
                                                                                        2,148        1,087
                                        Nevada and California     Coal, Oil and Gas
  West Coast........................
                                                                                        1,752        1,752
                                               Illinois                  Gas
  North Central.....................
  Mid-Atlantic......................                                                    5,062        1,875
                                       Pennsylvania, Maryland,    Coal, Oil and Gas   -------    ----------
                                       Delaware and New Jersey
    Total Pending and Planned
      Domestic......................                                                   14,061        9,344
                                                                                      -------    ----------
                                                                                      -------    ----------

     International. We are presently focusing our international development and acquisition activities in Europe, Australia and Latin America. In the future, we will consider other areas that are consistent with our strategy. The table that follows describes our existing and pending international power generation operations.

                                                                                        TOTAL       OUR NET
                                                                                       CAPACITY    OWNERSHIP
GLOBAL MARKETS                          COUNTRIES OF OPERATION      PRIMARY FUELS        (MW)     INTEREST(MW)
--------------                          -----------------------   ------------------   --------   ------------
Existing
  Australia...........................         Australia          Coal, Landfill Gas    4,947        2,081
                                                                     and Methane
  Europe..............................  Czech Republic, Germany      Gas and Coal       2,642        1,223
                                          and United Kingdom
  Latin America.......................                                                  1,273          226
                                          Bolivia, Brazil and     Hydro, Gas, Coal,    -------    ---------
                                            certain passive       Oil and Geothermal
                                              investments
    Total Existing International......                                                  8,862        3,530
                                                                                       -------    ---------
                                                                                       -------    ---------
Pending
  Europe..............................                                                  3,757        1,827
                                          Estonia and Turkey      Oil Shale and Coal   -------    ---------
    Total Pending International.......                                                  3,757        1,827
                                                                                       -------    ---------
                                                                                       -------    ---------

     Power Marketing and Fuel Procurement. Our energy marketing subsidiary, NRG Power Marketing, Inc., began operations in 1998 to maximize the utilization of and return from our domestic generation assets and to mitigate the risks associated with those assets. This subsidiary markets energy and energy related commodities, including electricity, natural gas, oil, coal and emission allowances. By using internal resources to acquire fuel for and to market electricity generated by our domestic facilities, we believe we can secure the best pricing available in the markets in which we sell power and enhance our ability to compete. NRG Power Marketing operates within strict limits, selling only our available capacity and not engaging in any speculative activity by selling in excess of what we reasonably believe our facilities are capable of producing or will produce.

                              RECENT DEVELOPMENTS

RECENT AND PENDING ACQUISITIONS, GREENFIELD PROJECTS AND EXPANSION PROJECTS

  Completed

     LS Power. In January 2001, we purchased a 5,633 MW portfolio of operating projects and projects in construction and advanced development that are located primarily in the north central and south central United States from LS Power, LLC, for approximately $708 million. Approximately 1,697 MW are currently in operation or under construction, and we expect that an additional $1,850 million will be required to complete construction of the projects currently under construction or about to commence construction. Each facility employs natural gas-fired, combined-cycle technology. Through December 31, 2005, we also have the opportunity to acquire ownership interests in an additional 3,000 MW of generation projects developed and offered for sale by LS Power and its partners.

     Kaufman. In December 2000, we paid approximately $14 million for a partnership that owns a site and certain other assets relating to a 545 MW natural gas-fired power plant being developed in Kaufman County, Texas. We estimate that an additional $323 million will be required to complete construction of the plant, which is expected to begin commercial operation in 2004.

     Sabine River Works. In December 2000, we purchased a 50% interest in a partnership that owns and will operate a 420 MW natural gas-fired cogeneration plant at a petrochemical facility near Orange, Texas. We paid approximately $15 million for our 50% interest, and we will contribute an additional $47 million in capital to the partnership. The plant is expected to begin commercial operation in the summer of 2001.

     Entrade. In October 2000, we purchased Entrade AG, an energy trading company active in Europe. We paid a cash purchase price of $11 million for the company, and, in addition, we are obligated for up to $12.5 million of deferred, contingent compensation payable to the management of the company. We granted the management group of the company options to purchase, in the aggregate, 50% of the shares of Entrade. These options will be exercisable between the second and third anniversary of our purchase of the company at a price based on the company's book value at closing.

     Flinders Power. In September 2000, we completed our acquisition of the Australian power generation company, Flinders Power. We paid approximately AUD$314.4 million (US$179.2 million as of December 2000) for a 100 year lease of two coal-fired power stations totaling 760 MW, located in Port Augusta, South Australia, and certain other assets.

     Itiquira. In September 2000, we purchased a 25.05% interest in the common stock of Itiquira Energetica S.A., the owner of a concession granted by the Brazilian government to develop, construct, own and operate a 156 MW hydroelectric power generation facility in the state of Mato Grosso, Brazil. We expect our total investment in the project, including the purchase price for acquiring our 25.05% interest and our share of the funds required for development and construction of the project, to be approximately $25 million. We expect the project to begin commercial operation in November 2001 and to be fully operational in March 2002.

     Sterlington. In August 2000, we paid approximately $5 million to purchase a company that had begun development of an approximately 200 MW simple-cycle gas-fired generation facility in Sterlington, Louisiana. We estimate that an additional investment of approximately $68 million will be required to complete construction of the facility. In July 2000, 75 MW of the facility were in operation, with an additional 50 MW operational in December 2000. The remaining 75 MW are expected to be in operation by April 2001.

  Pending

     Conectiv. In January 2000, we executed purchase agreements with subsidiaries of Conectiv to acquire 1,875 MW of coal, gas and oil-fired electric generating capacity and other assets in New Jersey, Delaware, Maryland and Pennsylvania. We will pay approximately $800 million for the assets. We expect the acquisition to close in the second quarter of 2001.

     Narva Power. In August 2000, we signed a Heads of Terms Agreement with Eesti Energia, the Estonian state-owned electric utility, providing for the purchase by us for approximately $65.5 million of a 49% stake in Narva Power, the owner and operator of the oil shale-fired Eesti and Balti power plants, located near Narva, Estonia. The plants have a combined capacity of approximately 2,700 MW. We expect the acquisition to close in the second quarter of 2001.

     North Valmy. In October 2000, we signed an asset purchase agreement to acquire from Sierra Pacific Resources its 50% interest in the 522 MW coal-fired North Valmy Station located in Valmy, Nevada, and a 100% interest in 25 MW of peaking units near the North Valmy Station, for a purchase price of approximately $273 million. Idaho Power, the other 50% owner of the North Valmy Station, has a 180-day right of first refusal to purchase this 50%. The right of first refusal expires in May 2001. In addition, the California legislature recently enacted legislation prohibiting any public utility from selling any generation asset until 2006. This law applies to Sierra Pacific Resources because approximately 10% of its ratepayers are located in California. We are working to have legislation introduced to exempt the North Valmy Station and the peaking units from the application of this law.

     Brazos Valley. In November 2000, we agreed to form a partnership with Avista-STEAG LLC to build, operate and manage a 633 MW natural gas-fired power plant in Fort Bend County, Texas. We expect to own 50% of the project. We estimate that our investment in the project will total approximately $163 million. Construction of the plant is expected to begin in early 2001, with commercial operation expected in February 2003.

     Reid Gardner and Clark. In November 2000, we and Dynegy Inc. executed asset purchase agreements to acquire the 740 MW gas-fired Clark Station and 445 MW of the 605 MW coal-fired Reid Gardner Station, both located near Las Vegas, Nevada. The purchase price is approximately $634 million. We expect to close the acquisition during the second quarter of 2001. In addition, we and Dynegy are negotiating to acquire an additional 145 MW of the Reid Gardner Station.

     Bridgeport Harbor and New Haven Harbor. In December 2000, we signed asset purchase agreements to acquire the 585 MW coal-fired Bridgeport Harbor Station and the 466 MW oil and gas-fired New Haven Harbor Station in Connecticut for approximately $325 million. We expect the acquisition to close during the second quarter of 2001.

     Big Cajun I Expansion Project. In December 2000, we began construction on an approximately 240 MW expansion project at the site of our Big Cajun I facility in New Roads, Louisiana. We estimate that the expansion project will cost approximately $83 million and will be completed in July 2001.

     El Segundo Repowering. In December 2000, we and our partner Dynegy Inc. submitted permit applications in respect of a planned repowering of our jointly-owned El Segundo Station in El Segundo, California. The planned repowering would add approximately 621 MW of generating capacity to the facility at a cost of approximately $368 million. Prior to the repowering, approximately 350 MW at the El Segundo Station will be decommissioned. The repowering project has a targeted operations date of June 2003.

     Meriden. In December 2000, we signed a purchase agreement to acquire a 540 MW natural gas-fired generation facility being developed in Meriden, Connecticut, for a purchase price of approximately $25 million. We expect to close the acquisition in the first quarter of 2001. We estimate costs of approximately $384 million to complete construction of the plant, which has a planned commercial operation date of June 2003.

CALIFORNIA

     We own approximately 1,569 MW of net generating capacity in California, which represented approximately 11% of our net MW of operating projects and projects under construction as of December 31, 2000. Due to the acquisition and construction of projects outside of California, we expect that by December 31, 2001, this percentage will decrease to approximately 7% of our net MW of operating projects and projects under construction. Net income from our California assets represented approximately

33% of our net income in 2000, and we expect this percentage will also decrease to approximately 14% of our net income in 2001.

     Our California generation assets consist primarily of our interests in the Crockett and Mt. Poso facilities and a 50% interest in West Coast Power LLC, formed in 1999 with Dynegy Inc. Through the California Power Exchange ("PX") and the California Independent System Operator ("ISO"), the West Coast Power facilities sell power to Pacific Gas and Electric Company ("PG&E"), Southern California Edison Company ("SCE"), and San Diego Gas and Electric Company ("SDG&E"), the three major California investor-owned utilities. Crockett, Mt. Poso and certain of our other California facilities also sell directly to PG&E, SCE and SDG&E. The liquidity crisis faced by both PG&E and SCE, as a result of tight electricity supplies, rising wholesale electric prices and caps on the rates that PG&E and SCE may charge their retail customers, has caused both PG&E and SCE to partially suspend payments to the California PX and the California ISO. Since mid-January, our California facilities have been selling their output primarily to purchasers other than PG&E and SCE.

     Our share of the total amounts owed to our California affiliates by the California PX, the California ISO, and the three major California utilities totaled approximately $217 million as of mid-January. This total amount consists of our share of (a) accounts receivables and (b) amounts that are currently treated as "contingent revenues" and are not recorded as accounts receivable in the financial statements of our California affiliates. We believe at this time that the amounts that have been recorded as accounts receivable will ultimately be collected in full; however, if some form of financial relief or support is not provided to PG&E and SCE, the collectibility of these receivables will become more questionable in terms of both timing and amount. With respect to contingent revenues, these amounts relate to disputes arising in the ordinary course of business and to disputes that have arisen as a result of the California ISO imposing various revenue caps on the wholesale price of electricity. None of these contingent revenues will be recorded until after the particular issue that caused them to be excluded from the financial statements is resolved.

     Various legislative, regulatory and legal remedies to the liquidity crisis faced by PG&E and SCE have been implemented or are being pursued. Assembly Bill 1X, which authorizes the California Department of Water Resources to enter into contracts for the purchase of electric power through January 1, 2003 and to issue revenue bonds to fund such purchases, was signed into law by the Governor of California on February 1, 2001. Assembly Bill 18X, which provides a framework for the recovery of PG&E and SCE's uncollected expenses for purchasing power for delivery to their retail customers, is currently under consideration in the California legislature.

     The delayed collection of receivables owed to West Coast Power has resulted in a covenant default under its credit agreement. Although West Coast Power expects to cure the default, which may require us to provide credit support as a project sponsor, no assurance can be given that such a cure can be effected. While a similar covenant default could result under our Crockett facility's credit agreement, we are working with the lenders under that agreement and expect to avert a default. Defaults under the Crockett and West Coast Power credit agreements do not trigger defaults under any of our corporate-level financing facilities.

                                  THE OFFERING

Common stock offered by NRG................................  16,000,000 shares(1)
Common stock to be outstanding after the offering..........  48,417,000 shares(1)(2)
Class A common stock to be outstanding after the
  offering.................................................  147,604,500 shares(3)
Total common stock and class A common stock to be
  outstanding after the offering...........................  196,021,000 shares(1)(2)
New York Stock Exchange Symbol.............................  NRG

---------------
(1) Excludes 2,400,000 shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus.

(2) Excludes approximately 4,217,000 shares of common stock issuable upon the exercise of stock options granted to our employees and non-employee directors under the NRG 2000 Long-Term Incentive Compensation Plan.

(3) Shares of class A common stock have 10 votes per share and are convertible on a share-for-share basis into shares of common stock. Shares of common stock have one vote per share. In all other respects, shares of class A common stock and shares of common stock have identical rights and privileges. All outstanding shares of class A common stock are held by Xcel Energy.

     Concurrently with this offering of common stock, we are also offering (by a separate prospectus supplement) $200 million aggregate principal amount of Equity Units consisting of senior debentures and contracts to purchase common stock. We have not yet priced the Equity Units offering; subject to market conditions, we expect to price and close that offering at the same time this offering is priced and closed.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary historical financial data set forth below as of December 31, 1998 and 1999, and for the years then ended have been derived from our audited consolidated financial statements. The financial data set forth below as of December 31, 2000, and for the year then ended have been derived from our preliminary results of operations and balance sheet, which have not been reviewed by our independent auditors, but were prepared on a basis consistent with our audited consolidated financial statements. All dollar amounts are set forth in thousands.

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        ----------    ----------    -----------
                                                                                    (UNAUDITED)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues from wholly-owned operations.................  $  100,424    $  432,518    $ 2,019,179
Equity in earnings of unconsolidated affiliates.......      81,706        67,500        141,286
                                                        ----------    ----------    -----------
Total operating revenues and equity earnings..........     182,130       500,018      2,160,465
Operating costs and expenses..........................    (125,118)     (390,498)    (1,587,092)
                                                        ----------    ----------    -----------
Operating income......................................      57,012       109,520        573,373
Other income (expense)(1).............................       9,379        14,970         (3,478)
Interest expense......................................     (50,313)      (93,376)      (294,486)
Income tax benefit (expense)(2).......................      25,654        26,081        (92,474)
                                                        ----------    ----------    -----------
Net income............................................  $   41,732    $   57,195    $   182,935
                                                        ----------    ----------    -----------
Earnings per share -- basic...........................  $      .28    $      .39    $      1.10
Earnings per share -- diluted.........................  $      .28    $      .39    $      1.10
Weighted average shares outstanding -- basic..........     147,605       147,605        165,861
Weighted average shares outstanding -- diluted........     147,605       147,605        166,989

                                                                  AS OF DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        ----------    ----------    -----------
                                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Net property, plant and equipment.....................  $  204,729    $1,975,403    $ 4,044,509
Net equity investments in projects....................     800,924       932,591        975,182
Total assets..........................................   1,293,426     3,431,684      5,964,858
Long-term recourse debt, including current
  maturities..........................................     505,550       915,000      1,503,896
Long-term non-recourse debt, including current
  maturities..........................................     120,926     1,056,860      2,293,422
Stockholders' equity..................................     579,332       893,654      1,462,088

                                                        AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                           1998           1999            2000
                                                        -----------    -----------    ------------
                                                                                      (UNAUDITED)
OTHER DATA:
Consolidated EBITDA(3)................................  $   82,711     $  161,516     $   693,299
Total debt to total capitalization ratio..............        52.0%         72.4%            72.2%
Ratio of recourse debt to recourse debt and equity....        46.6%         58.4%            50.8%
Consolidated interest expense coverage ratio(4).......       1.64x          1.72x           2.35x
Ratio of earnings to fixed charges(5)(6)..............          --          1.04x           1.84x
Power generating capacity (MW), net...................       3,300         10,990          15,007

---------------
(1) Includes pretax charges of $26.7 million, $0 and $3.9 million in the years 1998, 1999 and 2000, respectively, to write-down the carrying value of certain energy projects. These amounts also include the gain on sale of our interest in projects of $30.0 million in 1998, $15.5 million in 1999 and $1.8 million in 2000.

(2) We have been included in the consolidated federal income tax and state franchise tax returns of Xcel Energy. We have calculated our tax position on a separate company basis under a tax sharing agreement with Xcel Energy and received payment from Xcel Energy for tax benefits and paid Xcel Energy for tax liabilities. Although this practice will not continue in the future, we do not expect that this will have a material adverse effect on our earnings.

(3) EBITDA is the sum of income (loss) before income taxes, interest expense (net of capitalized interest) and depreciation and amortization expense. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analysts do not calculate it in the same fashion.

(4) This coverage ratio equals EBITDA divided by interest expense.

(5) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose "earnings" means income (loss) before income taxes less undistributed equity in our share of operating earnings of unconsolidated affiliates less equity in gain from project termination settlements plus cash distributions from project termination settlements plus fixed charges. "Fixed charges" means interest expense plus interest capitalized plus amortization of debt issuance costs plus one-third of our annual rental expense, which the Securities and Exchange Commission defines as a reasonable approximation of rental expense interest.

(6) Due primarily to undistributed equity from unconsolidated affiliates, earnings did not cover fixed charges by $7.3 million for the year ended December 31, 1998.

                                  RISK FACTORS

     Before purchasing the common stock you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in order to evaluate an investment in the common stock.

THE RECENT LIQUIDITY CRISIS FACED BY THE UTILITIES IN CALIFORNIA POSES A NUMBER OF RISKS TO OUR BUSINESS.

     Please see the discussion under the heading "Prospectus Supplement Summary -- Recent Developments -- California" beginning on page S-5.

OUR COMMON STOCK HAS LIMITED VOTING POWER, AND WE ARE CONTROLLED BY XCEL ENERGY. XCEL ENERGY MAY NOT ALWAYS EXERCISE ITS CONTROL IN A WAY THAT BENEFITS OUR PUBLIC STOCKHOLDERS.

     Our common stock entitles its holders to one vote for each share, and our class A common stock entitles its holders to ten votes for each share. Following this offering, Xcel Energy will hold approximately 75% of our outstanding common stock and class A common stock on a combined basis and 97% of the total voting power of our common stock and our class A common stock on a combined basis. Accordingly, without the approval of the holders of our common stock, Xcel Energy will be able to control the vote on all matters submitted to a vote of the stockholders and in particular be able to elect all our directors, amend our certificate of incorporation or effect a merger, sale of assets, or other major corporate transaction, defeat any non-negotiated takeover attempt, determine the amount and timing of dividends paid on common stock, and otherwise control our management and operations and the outcome of all matters submitted for a stockholder vote. In circumstances involving a conflict of interest between Xcel Energy, as the controlling stockholder, on the one hand, and our other stockholders on the other, we can offer no assurance that Xcel Energy would not exercise its power to control us in a manner that would benefit Xcel Energy to the detriment of our other stockholders.

     In addition, Xcel Energy may enter into credit agreements, indentures or other contracts which limit the activities of its subsidiaries. While we would not likely be contractually bound by these limitations, Xcel Energy would likely cause its representatives on our board to direct our business so as not to breach any of these agreements.

OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS, AND SEVERAL OTHER FACTORS, COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US AND COULD DEPRIVE YOU OF THE OPPORTUNITY TO OBTAIN A TAKEOVER PREMIUM FOR YOUR SHARES OF COMMON STOCK.

     A number of provisions that are in our certificate of incorporation and bylaws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. For example, our certificate of incorporation allows our board of directors to issue up to 200,000,000 preferred shares without a stockholder vote and provides that stockholders may not act by written consent and may not call a special meeting. In addition, our capital structure may deter a potential change in control, because our voting power is concentrated in our class A common stock.

WE MAY RECAPITALIZE OUR EQUITY SECURITIES TO FACILITATE A DISTRIBUTION OF XCEL ENERGY'S SHARES OF OUR CLASS A COMMON STOCK AND OUR FUTURE FINANCING NEEDS.

     Following this offering, it will become more difficult for Xcel Energy to effect a distribution of its ownership interest in us to its stockholders on a tax-free basis. We believe such a distribution and the resulting elimination of a single controlling stockholder would be perceived favorably by the financial markets and would expand our available financing alternatives, increasing our ability to finance the acquisition and construction of additional power generation assets. As it is unlikely that Xcel Energy would make such a distribution unless it could be done in a tax-free manner, we may have to effect a recapitalization of NRG to facilitate such a distribution. Following such a distribution by Xcel Energy, we may have two publicly traded classes of common stock with unequal voting power and differing market prices and trading markets.

FOLLOWING THIS OFFERING, WE WILL NO LONGER BE A MEMBER OF XCEL ENERGY'S CONSOLIDATED TAX GROUP FOR INCOME TAX PURPOSES, AND WE WILL NO LONGER BE ELIGIBLE TO RECEIVE A CASH REIMBURSEMENT FROM XCEL ENERGY FOR CERTAIN TAX BENEFITS.

     Following this offering, Xcel Energy will own equity securities representing less than 80% of our value, and we will no longer be a member of Xcel Energy's consolidated tax group for United States federal income tax purposes. Therefore, we will no longer be eligible to receive a cash reimbursement from Xcel Energy for any tax assets that we may generate, and, if in any given year our income is insufficient, we may not be able to utilize immediately all of the tax benefits we generate. We believe that deconsolidating from Xcel Energy and filing a separate consolidated income tax return will not have a material adverse effect on our earnings.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the 16,000,000 shares of our common stock in this offering (after deducting underwriting discounts and commissions and
estimated offering expenses) will be $     million ($     million if the
underwriters' over-allotment option is exercised in full). We expect to use the net proceeds from the offering of common stock to reduce amounts outstanding under the Bridge Credit Agreement, dated as of January 19, 2001 (the "Bridge Credit Agreement"), among us and affiliates of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated. At January 31, 2001, we had outstanding advances under the Bridge Credit Agreement of $600 million, which advances have a final maturity date of December 31, 2001. At January 31, 2001, the weighted average interest rate of such outstanding advances was 6.425% per annum. The proceeds from the Bridge Credit Agreement were used to fund the purchase price of the LS Power generation assets, which we purchased in January 2001.

     Concurrently with this offering, we are offering $200 million of Equity Units consisting of senior debentures and contracts to purchase common stock. Neither offering is contingent upon the closing of the other offering. Our net proceeds from the sale of $200 million of Equity Units in the concurrent offering (after deducting underwriting discounts and commissions and estimated
offering expenses) will be $     million ($     million if the underwriter's
over-allotment option is exercised in full). We expect to use the net proceeds from the offering of Equity Units to further reduce the remaining amounts outstanding under the Bridge Credit Agreement.

                                 CAPITALIZATION

     Capitalization is the amount invested in a company and is a common measurement of a company's size. The table below shows our cash position and capitalization as of September 30, 2000:

     - on an actual basis;

     - on an adjusted basis to reflect borrowings under the Bridge Credit Agreement to purchase the LS Power generation assets; and

     - on an adjusted basis to give effect to the sale of 16,000,000 shares of our common stock offered by this prospectus supplement at an offering
       price of $     per share and the $200 million of Equity Units consisting
       of senior debentures and contracts to purchase common stock in the concurrent offering and the application of the net proceeds from these sales, including the repayment of amounts borrowed under our Bridge Credit Agreement, after deducting underwriting discounts and commissions and estimated offering expenses.

     The table below does not reflect options to purchase approximately 4,217,000 shares of our common stock under stock options granted to employees and non-employee directors under the NRG 2000 Long-Term Incentive Compensation Plan. All dollar amounts are set forth in thousands.

                                                                     SEPTEMBER 30, 2000
                                                      ------------------------------------------------
                                                                    AS ADJUSTED FOR
                                                                     BRIDGE CREDIT     AS ADJUSTED FOR
                                                        ACTUAL         AGREEMENT        THE OFFERINGS
                                                      ----------    ---------------    ---------------
Cash and cash equivalents...........................  $  165,403      $  165,403         $  165,403
                                                      ==========      ==========         ==========
Current portion of long-term debt...................     133,973         133,973            133,973
Short-term debt:
  Non-recourse(1)...................................      40,000          40,000             40,000
  Recourse(2).......................................          --         600,000
Long-term debt
  Non-recourse(1)...................................   2,211,629       2,211,629          2,211,629
  Recourse(2).......................................   1,500,968       1,500,968          1,500,968
  Senior debentures      % (NRG Equity Units).......          --              --
Stockholders' equity:
  Preferred stock...................................          --              --                 --
  Common stock......................................         324             324
  Class A common stock..............................       1,476           1,476              1,476
  Additional paid-in capital........................   1,233,833       1,233,833
  Retained earnings.................................     328,141         328,141            328,141
  Accumulated other comprehensive income
     (loss)(3)......................................    (159,575)       (159,575)          (159,575)
                                                      ----------      ----------         ----------
  Total stockholders' equity........................   1,404,199       1,404,199
                                                      ----------      ----------         ----------
          Total capitalization......................  $5,290,769      $5,890,769         $
                                                      ==========      ==========         ==========

---------------
(1) Non-recourse debt is indebtedness incurred by a subsidiary for which there is no recourse to NRG for repayment.

(2) Recourse debt is a direct corporate-level obligation of NRG.

(3) Represents cumulative currency translation adjustments related to various international projects.

                                    BUSINESS

     We are a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of energy, capacity and related products. We believe we are one of the three largest independent power generation companies in the United States and the fifth largest independent power generation company in the world, measured by our net ownership interest in power generation facilities. We own all or a portion of 66 generation projects, including projects under construction, that have a total generating capacity of 27,551 megawatts ("MW"); our current net ownership interest in those projects is 16,704 MW, of which 13,145 MW are located in the United States. In addition, we are actively pursuing the acquisition and development of additional generation projects.

     As the following table illustrates, we have grown significantly during recent years, primarily as a result of our success in acquiring domestic power generation facilities:

                                           YEAR ENDED DECEMBER 31,
                                  ------------------------------------------   COMPOUND ANNUAL
                                   1997      1998       1999        2000         GROWTH RATE
                                  -------   -------   --------   -----------   ---------------
                                                                 (UNAUDITED)
Net Ownership Interest(1).......    2,637     3,300     10,990      15,007            78.5%
Operating Income (in
  thousands)....................  $18,109   $57,012   $109,520    $573,373           216.4%
EBITDA (in thousands)(2)........  $39,790   $82,711   $161,516    $693,299           159.3%
Net Income (in thousands).......  $21,982   $41,732   $ 57,195    $182,935           102.7%
Earnings Per Share..............  $   .15   $   .28   $    .39    $   1.10            94.3%

---------------
(1) All references to our MW ownership in this prospectus supplement include MW attributable to projects under construction, which totaled 616 MW at December 31, 1997, 284 MW at December 31, 1998, 252 MW at December 31, 1999, and 747 MW at December 31, 2000.

(2) EBITDA is the sum of income (loss) before income taxes, interest expense (net of capitalized interest) and depreciation and amortization expense. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analysts do not calculate it in the same fashion.

     We intend to continue our growth through a combination of targeted acquisitions in selected core markets, the expansion or repowering of existing facilities and the development of new greenfield projects. We have signed agreements to acquire an additional 5,704 MW of net ownership interest in existing generation projects and have scheduled expansion, repowering or greenfield generation projects that would add 5,515 MW of net ownership interest. To prepare for these expansion, repowering and greenfield development opportunities, we have agreed to purchase 22 turbine generators from General Electric Company and two turbine generators from Siemens Westinghouse over a five-year period commencing in 2002. These new turbines, which we expect to install at domestic facilities, will have a combined nominal generating capacity of approximately 4,640 MW. In addition, we have on order three General Electric turbines with a combined nominal capacity of approximately 740 MW scheduled for delivery in January 2002, which we expect to install in facilities outside of the United States. We have also acquired the right to purchase an additional 24 General Electric turbines and an additional three Siemens Westinghouse turbines through our acquisition of assets from LS Power. These turbines have a combined nominal generating capacity of approximately 4,306 MW. All but 1,993 MW of the turbines we have on order have been allocated to our current, identified expansion, repowering or greenfield development projects.

     We have also expanded our power marketing activities, which allow us to optimize the value of our power generation assets and enable us to better meet our customers' energy requirements and improve our return on investment. By linking our power generation capabilities and access to fuel supplies with our power marketing and risk management expertise, we believe that we have secured and will continue to secure favorable pricing for our fuel purchases and power sales.

     In addition to our power generation projects and power marketing activities, we also have interests in district heating and cooling systems and steam transmission operations. We also believe we are one of the largest landfill gas generation companies in the United States, extracting methane from landfills to generate electricity.

MARKET OPPORTUNITY

     The power industry is one of the largest industries in the world, accounting for approximately $220 billion in annual revenues and approximately 810,000 MW of installed generating capacity in the United States alone. The generation segment of the industry historically has been characterized by regulated electric utilities producing and selling electricity to a captive customer base. However, the power generation market has been evolving from a regulated market based upon cost of service pricing to a competitive market. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted to increase competition in the power industry. We believe that the power generation industry will continue to undergo substantial restructuring over the next several years and will experience significant growth in the future. We believe that the power generation industry in the United States will experience MW growth of approximately 2% per year through 2008.

     We believe that increasing demand and the need to replace old and inefficient generation facilities will create a significant need for additional power generating capacity throughout the United States and the world. In our view, these factors combined with recent restructuring legislation provide an attractive domestic environment for an independent power producer like us with a history of successfully developing, acquiring and operating power generation facilities.

     Outside of the United States, many governments in developed economies are privatizing their utilities and developing regulatory structures that are expected to encourage competition in the electricity sector, having realized that their energy assets can be sold to raise capital without hindering system reliability. In developing countries, the demand for electricity is expected to grow rapidly. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. We believe that these market trends will continue to create opportunities to acquire and develop power generation facilities globally.

STRATEGY

     Our vision is to be a well-positioned, top three generator of power in selected core markets. Central to this vision is the pursuit of a well-balanced generation business that is diversified in terms of geographic location, fuel type and dispatch level. Currently, approximately 79% of our net MW of generation capacity in operation and under construction is located in the United States in four core markets: our Northeast, South Central and West Coast regions, and our recently added North Central region. Upon completion of our pending project acquisitions from Conectiv, we intend to add a Mid-Atlantic region as our fifth core market. With our diversified asset base, we seek to have generating capacity available to back up any given facility during its outages, whether planned or unplanned, while having ample resources to take advantage of peak power market price opportunities and periods of constrained availability of generating capacity, fuels and transmission.

     The following charts illustrate our diversity in terms of net MW currently in operation or under construction:

                              Geographic Location

U.S.                                                     EUROPE                     AUSTRALIA                     OTHER
----                                                     ------                     ---------                     -----
79                                                        7.00                        12.00                       2.00

                               Primary Fuel Type

COAL                                                       GAS                         OIL                        OTHER
----                                                       ---                         ---                        -----
34                                                        43.00                       21.00                       2.00

                                 Dispatch Level

PEAKING                                                                 INTERMEDIATE                        BASE-LOAD
-------                                                                 ------------                        ---------
28                                                                         31.00                              41.00

     Our strategy is to capitalize on our acquisition, development and operating skills to build a balanced, global portfolio of power generation assets. We intend to implement this strategy by continuing an aggressive acquisition program and accelerating our development of existing site expansion projects and greenfield projects. We believe that our operational skills and experience give us a strong competitive position in the competitive generation marketplace.

POWER GENERATION PROJECTS -- DOMESTIC

     Most of our domestic projects are grouped under regional holding companies corresponding to our domestic core markets. In order to better manage our domestic projects and to develop new projects in these regions more effectively, we have established regional offices in Pittsburgh, Pennsylvania (Northeast region), Baton Rouge, Louisiana (South Central region) and San Diego, California (West Coast region). Our recently added North Central region is managed from our Minneapolis, Minnesota headquarters. Upon completion of our pending project acquisitions from Conectiv, we intend to add a Mid-Atlantic region, which will be managed from our Wilmington, Delaware office.

     We operate our generation facilities within each region as a separate business. This regional portfolio structure allows us to coordinate the operations of our assets to take advantage of regional opportunities, reduce risks related to outages, whether planned or unplanned, and pursue expansion plans on a regional basis. The following charts illustrate our domestic geographic diversity:

                          DOMESTIC GEOGRAPHIC LOCATION

                                    Existing
                        (13,175 MW net equity interest)

NORTHEAST                                  SOUTH CENTRAL            WEST COAST           NORTH CENTRAL              OTHER
---------                                  -------------            ----------           -------------              -----
55                                             22.00                  12.00                  10.00                   1.00

                                  Projected(1)
                        (23,819 MW net equity interest)

NORTHEAST                         SOUTH CENTRAL        WEST COAST         MID-ATLANTIC        NORTH CENTRAL           OTHER
---------                         -------------        ----------         ------------        -------------           -----
39                                    26.00               13.00               8.00                13.00               1.00

      (1) Following completion of our pending project acquisitions and developments.

     NORTHEAST REGION

     We own approximately 7,210 MW of generating capacity in the Northeast United States, primarily in New York, New Jersey, Connecticut and Massachusetts. These generation facilities are well diversified in terms of dispatch level (base-load, intermediate and peaking), fuel type (coal, natural gas and oil) and customers. In addition, we believe certain of our facilities and facility sites in the Northeast provide opportunities for repowering or expanding existing generating capacity.

     Our Northeast facilities are generally competitively positioned within their respective market dispatch levels with favorable market dynamics and locations close to the major load centers in the New York Power Pool and New England Power Pool. For example, the Arthur Kill and Astoria gas turbine facilities are located in the New York City in-city market and represent approximately 20% of the installed capacity inside this transmission constrained area. Load serving entities in the New York City in-city market must currently contract for 80% of their requirements from in-city resources. We believe there is presently limited potential to construct new in-city generating capacity or to gain transmission access to other generating capacity.

     The following table summarizes our Northeast generation facilities:

                                                                                      OUR NET
                                                                            OUR      OWNERSHIP
                                                                  TOTAL  OWNERSHIP   INTEREST     PRIMARY
NAME AND LOCATION OF FACILITY       PURCHASER/POWER MARKET         MW    INTEREST      (MW)      FUEL TYPE
-----------------------------  ---------------------------------  -----  ---------   ---------   ---------
Oswego, New York.............  Niagara Mohawk/NYISO               1,700    100.00%     1,700      Oil/Gas
Huntley, New York............  Niagara Mohawk/NYISO                 760    100.00%       760         Coal
Dunkirk, New York............  Niagara Mohawk/NYISO                 600    100.00%       600         Coal
Arthur Kill, New York........  Con Ed/NYISO                         842    100.00%       842          Gas
Astoria Gas Turbines, New
  York.......................  Con Ed/NYISO                         614    100.00%       614          Gas
Somerset, Massachusetts(1)...  Eastern Utilities Association/       229    100.00%       229     Coal/Oil
                               NEPOOL/ISO-NE
Middletown, Connecticut......  Northeast Utilities/NEPOOL/ISO-NE    856    100.00%       856      Oil/Gas
Montville, Connecticut.......  Northeast Utilities/NEPOOL/ISO-NE    498    100.00%       498      Gas/Oil
Norwalk, Connecticut.........  Northeast Utilities/NEPOOL/ISO-NE    353    100.00%       353          Oil
Devon, Connecticut...........  Northeast Utilities/NEPOOL/ISO-NE    401    100.00%       401      Gas/Oil
Connecticut Turbines,
  Connecticut................  Northeast Utilities/NEPOOL/ISO-NE    127    100.00%       127          Oil
Dover, Delaware(2)...........  City of Dover/PJM                    106    100.00%       106     Gas/Coal
CogenAmerica (Grays Ferry),
  Penn.......................  PECO Energy                          150     10.00%        15      Gas/Oil
CogenAmerica (Parlin), New
  Jersey.....................  Jersey Central Power & Light         122     20.00%        24      Gas/Oil
CogenAmerica (Newark), New
  Jersey.....................  Jersey Central Power & Light          54     20.00%        11      Gas/Oil
Other(2).....................  Various                              249   Various         74      Various
                                                                  -----                -----
         Total...............                                     7,661                7,210
                                                                  =====                =====

---------------
(1) Includes 69 MW of deactivated reserve.

(2) This facility will become a part of our Mid-Atlantic region upon completion of the acquisition from Conectiv.

(3) Includes 74 MW of net ownership in seven projects.

     The following table summarizes the generation assets we expect to acquire or develop in our Northeast region:

                                                                                       OUR NET
                                                                             OUR      OWNERSHIP
                                                                   TOTAL  OWNERSHIP   INTEREST     PRIMARY
NAME AND LOCATION OF FACILITY        PURCHASER/ POWER MARKET        MW    INTEREST      (MW)      FUEL TYPE
-----------------------------   ---------------------------------  -----  ---------   ---------   ---------
Bridgeport Harbor,
  Connecticut.................  Select Energy/Unitil/NEPOOL          585    100.00%       585     Coal/Oil
New Haven Harbor,
  Connecticut.................  Select Energy/Unitil/NEPOOL          466    100.00%       466      Oil/Gas
Meriden, Connecticut..........  NEPOOL                               540    100.00%       540          Gas
                                                                   -----                -----
         Total................                                     1,591                1,591
                                                                   =====                =====

     Bridgeport Harbor and New Haven Harbor. In December 2000, we signed an asset purchase agreement to acquire the 585 MW coal-fired Bridgeport Harbor Station and the 466 MW oil and gas-fired New Haven Harbor Station in Connecticut from Wisconsin Energy Corp. for $325 million, subject to purchase price adjustments. Completion of this purchase will add an additional 1,051 MW of generating capacity to our existing portfolio of assets in Connecticut. We expect the acquisition to close during the second quarter of 2001.

     Meriden. In December 2000, we signed a purchase agreement to acquire a 540 MW natural gas-fired generation facility being developed in Meriden, Connecticut, for a purchase price of approximately $25 million. We expect to close the acquisition in the first quarter of 2001. We estimate costs of approximately $384 million to complete construction of the plant, which has a planned commercial operation date of June 2003. Separately, we closed on the purchase of the project site in January 2001 for a purchase price of approximately $12 million.

     SOUTH CENTRAL REGION

     We own approximately 2,942 MW of generating capacity in the South Central United States, primarily in Louisiana. Our South Central generation assets consist primarily of our net ownership of 1,708 MW of power generation facilities in New Roads, Louisiana that we acquired in March 2000. We refer to these facilities as the Cajun facilities. We believe that the Cajun facilities and related infrastructure provide significant opportunities for expanding our generating capacity in the region.

     The following table summarizes our South Central generation assets:

                                                                                          OUR NET
                                                                                OUR      OWNERSHIP
                                                                     TOTAL   OWNERSHIP   INTEREST     PRIMARY
NAME AND LOCATION OF FACILITY         PURCHASER/ POWER MARKET         MW     INTEREST      (MW)      FUEL TYPE
-----------------------------     --------------------------------   -----   ---------   ---------   ---------
Big Cajun I, Louisiana
  Unit 1........................  Cooperatives/Municipals/SERC         110     100.00%       110           Gas
  Unit 2........................  Cooperatives/Municipals/SERC         110     100.00%       110           Gas
Big Cajun II, Louisiana
  Unit 1........................  Cooperatives/Municipals/SERC         575     100.00%       575          Coal
  Unit 2........................  Cooperatives/Municipals/SERC         575     100.00%       575          Coal
  Unit 3........................  Cooperatives/Municipals/SERC         575      58.00%       338          Coal
Sterlington, Louisiana..........  Entergy/SERC/Various                 202     100.00%       202           Gas
Sabine River Works, Texas.......  DuPont/SPP/Entergy                   420      50.00%       210           Gas
Mustang, Texas..................  Golden Spread Cooperative/SPP        487      25.00%       122           Gas
Batesville, Mississippi.........  Virginia Power/Aquila/Entergy/       837      48.63%       407           Gas
                                  TVA
Big Cajun I, Louisiana
  (expansion)...................  Cooperatives/Municipals/SERC         238     100.00%       238           Gas
Other(1)........................  Various                              387    Various         55       Various
                                                                     -----                 -----
         Total..................                                     4,516                 2,942
                                                                     =====                 =====

---------------
(1) Includes 55 MW of net ownership interest in three facilities, Morris Cogeneration, Illinois; Powersmith Cogeneration, Oklahoma; and Pryor Cogeneration, Oklahoma.

     Sabine River Works. In December 2000, we purchased from Conoco Global Power, a wholly-owned subsidiary of Conoco Inc., a 50% interest in SRW Cogeneration Limited Partnership, which owns and will operate a 420 MW natural gas-fired cogeneration plant now under construction at the DuPont Company's Sabine River Works petrochemical facility near Orange, Texas. We paid approximately $15 million for our 50% interest, and in addition, we are obligated to contribute an additional $47 million in capital to the partnership. Construction of the plant is approximately 50% complete, and it is expected to begin commercial operation in the summer of 2001. Electricity and all steam generated by the power plant will be sold to the DuPont facility. Additional electricity will be sold on the merchant market.

     Big Cajun I Expansion Project. In December 2000, we began construction on an approximately 240 MW expansion project at the site of our Big Cajun I facility in New Roads, Louisiana. We estimate that the expansion project will cost approximately $83 million and will be completed in June 2001.

     The following table summarizes the generation assets we expect to acquire or develop in our South Central region:

                                                                                 OUR NET
                                                                      OUR       OWNERSHIP
                                                          TOTAL    OWNERSHIP    INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY  PURCHASER/ POWER MARKET     MW      INTEREST       (MW)       FUEL TYPE
-----------------------------  -----------------------    -----    ---------    ---------    ---------
Brazos Valley, Texas........   ERCOT                        633      49.00%         310            Gas
Kaufman, Texas..............   ERCOT                        545     100.00%         545            Gas
Pike, Mississippi...........   SERC                       1,168     100.00%       1,168            Gas
Hardee, Florida.............   FRCC                         510     100.00%         510            Gas
Batesville, Mississippi
  (expansion)...............   SERC                         292      50.00%         146            Gas
Hardee, Florida
  (expansion)...............   FRCC                         360     100.00%         360            Gas
                                                          -----                   -----
         Total..............                              3,508                   3,039
                                                          =====                   =====

     Kaufman. In December 2000, we paid approximately $14 million for a partnership that owns a site and certain other assets relating to a 545 MW natural gas-fired power plant being developed in Kaufman County, Texas. We estimate that an additional $323 million will be required to complete construction of the plant, which is expected to begin commercial operation in 2004.

     Brazos Valley. In November 2000, we agreed to form a partnership with Avista-STEAG LLC to build, operate and manage a 633 MW natural gas-fired merchant power plant in Fort Bend County, Texas, 30 miles southwest of Houston. Subsequent to agreeing to the partnership's formation, STEAG AG acquired Avista's interest in the project. We expect STEAG or one of its wholly-owned subsidiaries to own 50% of the project, and we expect to own 50%. Our investment in the project is expected to total approximately $163 million. The project has secured its major permits, and construction is scheduled to begin in early 2001, with commercial operation expected in February 2003. The partnership's intention during the early years of the project's operation is to sell approximately 50% of the facility's output under a tolling agreement or power purchase agreement to an energy marketer, with the remaining output of the facility being sold within the Electric Reliability Council of Texas (ERCOT) region.

     WEST COAST REGION

     We own approximately 1,569 MW of net generating capacity on the West Coast of the United States. Our West Coast generation assets consist primarily of a 50% interest in West Coast Power LLC and a 58% interest in the Crockett Cogeneration facility. In May 1999, we and Dynegy formed West Coast Power to serve as the holding company for a portfolio of operating companies which own generation assets in Southern California. This portfolio currently comprises the El Segundo Generating Station, the Long Beach Generating Station, the Encina Generating Station and 17 combustion turbines in the San Diego area. Dynegy is providing power marketing and fuel procurement services to West Coast Power, and we provide operations and management services. We believe certain of our facilities and facility sites on the West Coast provide opportunities for repowering or expanding generating capacity, and we have submitted permit applications to expand our El Segundo facility.

     The following table summarizes our West Coast generation assets:

                                                                            OUR NET
                                                                 OUR       OWNERSHIP
NAME AND                                             TOTAL    OWNERSHIP    INTEREST      PRIMARY
LOCATION OF FACILITY      PURCHASER/ POWER MARKET     MW      INTEREST       (MW)       FUEL TYPE
--------------------      -----------------------    -----    ---------    ---------    ---------
El Segundo Power,
  California............  Cal ISO/Cal PX             1,020      50.00%         510         Gas
Encina, California......  Cal ISO/Cal PX/Must-run      965      50.00%         482         Gas
Long Beach Generating,
  California............  Cal ISO/Cal PX               530      50.00%         265         Gas
San Diego Combustion
  Turbines,
  California............  Cal ISO/Cal PX/Must-run      253      50.00%         127         Gas
Crockett Cogeneration,
  California............  Cal ISO/PG&E                 240      57.67%         138         Gas
Mt. Poso Cogeneration,
  California............  PG&E                          50      39.50%          20        Coal
Other(1)................  Various                       59     Various          27       Various
                                                     -----                   -----
         Total..........                             3,117                   1,569
                                                     =====                   =====

---------------
(1) Includes our net ownership interest in three small facilities.

     The following table summarizes the generation assets we expect to acquire or develop in our West Coast region:

                                                                            OUR NET
                                                                 OUR       OWNERSHIP
NAME AND                                             TOTAL    OWNERSHIP    INTEREST      PRIMARY
LOCATION OF FACILITY      PURCHASER/ POWER MARKET     MW      INTEREST       (MW)       FUEL TYPE
--------------------      -----------------------    -----    ---------    ---------    ---------
North Valmy, Nevada.....  Sierra Pacific               522      50.00%         261        Coal
                          Power/WSCC
North Valmy, Nevada
  (peaking units).......  Sierra Pacific                25     100.00%          25         Gas
                          Power/WSCC
Clark, Nevada...........  Nevada Power/WSCC            740      50.00%         370         Gas
Reid Gardner, Nevada....  Nevada Power/WSCC            590      50.00%         295        Coal
El Segundo, California
  (net expansion).......  Cal PX                       271      50.00%         136         Gas
                                                     -----                   -----
         Total..........                             2,148                   1,087
                                                     =====                   =====

     North Valmy. In October 2000, we signed an asset purchase agreement as the successful bidder in Sierra Pacific Resources' auction of its 50% interest in the 522 MW coal-fired North Valmy Generating Station located in Valmy, Nevada and a 100% interest in 25 MW of peaking units near the Valmy Station. Idaho Power, the other 50% owner of the North Valmy Station, has a 180-day right of first refusal to purchase Sierra Pacific Resources' 50% interest that expires in May 2001. The agreement includes a transition power purchase contract for Sierra Pacific Power to purchase energy and ancillary services through March 1, 2003. The purchase price for the assets is $273.3 million, excluding the value of the transition power purchase contract, and is subject to purchase price adjustments. In addition, the California legislature recently enacted legislation prohibiting any public utility from selling any generation asset until 2006. This law applies to Sierra Pacific Resources because approximately 10% of its ratepayers are located in California. We are working to have legislation introduced to exempt the North Valmy Station and the peaking units from the application of this law.

     Reid Gardner and Clark. In November 2000, we and Dynegy Inc. executed asset purchase agreements to acquire 1,330 MW of power generation facilities from Sierra Pacific Resources. The acquisition will expand our and Dynegy's co-owned generation facilities in the western United States. With Dynegy, we will acquire the 740 MW gas-fired Clark Station and 445 MW of the 605 MW coal-fired Reid Gardner Station, which are both near Las Vegas, Nevada. The purchase price is $634 million, subject to purchase price adjustments. The agreements include a transition power purchase contract providing for

Nevada Power Company, Sierra Pacific Resources' subsidiary, to purchase energy and ancillary services until March 1, 2003. We expect to close the acquisition during the second quarter of 2001. In addition, we and Dynegy are negotiating to acquire an additional 145 MW of the Reid Gardner Station. The Reid Gardner and Clark Stations are not subject to the California legislation described in the immediately preceding paragraph.

     El Segundo Repowering. In December 2000, we and our partner Dynegy Inc. submitted permit applications in respect of a planned repowering of our jointly-owned El Segundo Generating Station in El Segundo, California. The planned repowering would add approximately 621 MW of generating capacity to the facility at a cost of approximately $368 million. Prior to the repowering, approximately 350 MW at the El Segundo station will be decommissioned. The repowering project has a targeted operation date of June 2003.

     NORTH CENTRAL REGION

     In January 2001, we established our North Central region upon completion of our project acquisitions from LS Power. We own approximately 1,343 MW of net generating capacity in the north central United States.

     The following table summarizes our North Central generation assets:

                                                                                OUR NET
                                                                      OUR      OWNERSHIP
                                                           TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY     PURCHASER/POWER MARKET    MW     INTEREST      (MW)       FUEL TYPE
-----------------------------     ----------------------   -----   ---------   ---------   ------------
Rocky Road Power, Illinois......  MAIN                       350     50.00%        175              Gas
Kendall, Illinois...............  MAIN                     1,168    100.00%      1,168              Gas
                                                           -----                 -----
         Total..................                           1,518                 1,343
                                                           =====                 =====

     The following table summarizes the generation assets we expect to develop in our North Central region:

                                                                                OUR NET
                                                                      OUR      OWNERSHIP
                                                           TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY     PURCHASER/POWER MARKET    MW     INTEREST      (MW)       FUEL TYPE
-----------------------------     ----------------------   -----   ---------   ---------   ------------
Nelson, Illinois................  MAIN                     1,168    100.00%      1,168              Gas
Kendall, Illinois (expansion)...  MAIN                       584    100.00%        584              Gas
                                                           -----                 -----
         Total..................                           1,752                 1,752
                                                           =====                 =====

     MID-ATLANTIC REGION

     The following table summarizes the generation assets we expect to acquire in our Mid-Atlantic region:

                                                                                OUR NET
                                                                      OUR      OWNERSHIP
                                                           TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY     PURCHASER/POWER MARKET    MW     INTEREST      (MW)       FUEL TYPE
-----------------------------     ----------------------   -----   ---------   ---------   ------------
BL England, New Jersey..........  Conectiv/PJM               447    100.00%        447         Coal/Oil
Deepwater, New Jersey...........  Conectiv/PJM               239    100.00%        239     Gas/Coal/Oil
Indian River, Delaware..........  Conectiv/PJM               784    100.00%        784             Coal
Vienna, Maryland................  Conectiv/PJM               170    100.00%        170              Oil
Conemaugh, Pennsylvania.........  Conectiv/PJM             1,711      7.55%        129             Coal
Keystone, Pennsylvania..........  Conectiv/PJM             1,711      6.17%        106             Coal
                                                           -----                 -----
         Total..................                           5,062                 1,875
                                                           =====                 =====

     Conectiv. In January 2000, we executed purchase agreements with subsidiaries of Conectiv to acquire 1,875 MW of coal, gas and oil-fired electric generating capacity and other assets. We will pay approximately $800 million for the assets, a portion of which will be financed by project-level debt. The assets include the BL England and Deepwater facilities in New Jersey, the Indian River facility in Delaware and the Vienna facility in Maryland, and interests in the Conemaugh (7.6%) and Keystone (6.2%) facilities in Pennsylvania. The purchase also includes excess emission allowances. The acquisition had been expected to close in the fourth quarter of 2000, but as a result of delays in receiving required regulatory approvals from the New Jersey Board of Public Utilities, we now expect the acquisition to close in the second quarter of 2001. Subject to final documentation, we will sell 500 MW of capacity and associated energy to a subsidiary of Conectiv under a five-year power purchase agreement commencing upon the closing of the acquisition.

POWER GENERATION PROJECTS -- INTERNATIONAL

     AUSTRALIA

     We are one of the largest competitive power producers in Australia with a net ownership interest of 2,081 MW in power generation facilities. We intend to maintain our position in the market through additional acquisitions and development of new projects. We will also look for opportunities in selected countries in the Asia Pacific region to become established within the region.

     The following table summarizes our Australian generation assets:

                                                                                  OUR NET
                                                                        OUR      OWNERSHIP
                                                             TOTAL   OWNERSHIP   INTEREST       PRIMARY
NAME AND LOCATION OF FACILITY    PURCHASER/POWER MARKET       MW     INTEREST      (MW)        FUEL TYPE
-----------------------------  ---------------------------   -----   ---------   ---------   -------------
Flinders, South Australia...   National Electricity Market     760    100.00%        760              Coal
Gladstone Power Station,
  Queensland................   QPTC; Boyne Smelter           1,680     37.50%        630              Coal
Loy Yang Power A,
  Victoria..................   National Electricity Market   2,000     25.37%        507              Coal
Collinsville (Collinsville),
  Australia.................   QPTC                            192     50.00%         96              Coal
Energy Developments Limited,
  Various...................   Various                         315     26.59%         88     Landfill Gas/
                                                                                                   Methane
                                                             -----                 -----
         Total..............                                 4,947                 2,081
                                                             =====                 =====

     EUROPE

     We have been a significant participant in the competitive power generation markets in Germany and the Czech Republic since our entry into those markets. Our growth in Europe was augmented in early-2000 with the acquisition of the Killingholme facility and will expand further with the expected mid-2001 commencement of commercial operations at the Enfield facility, both of which are located in the United Kingdom. We intend to continue our growth efforts in these countries and to develop projects in additional selected countries.

     The following table summarizes our European generation assets:

                                                                                  OUR NET
                                                                        OUR      OWNERSHIP
                                                             TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY    PURCHASER/POWER MARKET       MW     INTEREST      (MW)       FUEL TYPE
-----------------------------  ---------------------------   -----   ---------   ---------   ------------
Killingholme, UK............   U.K. Electricity Grid           680    100.00%        680              Gas
Enfield, UK.................   U.K. Electricity Grid           396     25.00%         99              Gas
Schkopau Power Station,
  Germany...................   VEAG                            960     20.95%        200             Coal
MIBRAG mbH, Germany.........   WESAG/MIBRAG                    110     33.33%         37             Coal
MIBRAG mbH, Germany.........   WESAG/MIBRAG                     86     33.33%         29             Coal
MIBRAG mbH, Germany.........   WESAG/MIBRAG                     37     33.33%         12             Coal
Kladno, Phase I, Czech
  Republic..................   STE/Industrials                  28     44.00%         12             Coal

                                                                                  OUR NET
                                                                        OUR      OWNERSHIP
                                                             TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY    PURCHASER/POWER MARKET       MW     INTEREST      (MW)       FUEL TYPE
-----------------------------  ---------------------------   -----   ---------   ---------   ------------
Kladno, Phase II, Czech
  Republic..................   STE/Industrials                 345     44.50%        154         Coal/Gas
                                                             -----                 -----
         Total..............                                 2,642                 1,223
                                                             =====                 =====

     The following table summarizes the generation assets we expect to acquire or develop in Europe:

                                                                                  OUR NET
                                                                        OUR      OWNERSHIP
                                                             TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY    PURCHASER/POWER MARKET       MW     INTEREST      (MW)       FUEL TYPE
-----------------------------  ---------------------------   -----   ---------   ---------   ------------
Seyitomer, Turkey...........   TEAS                            600     48.00%        285             Coal
Kangal, Turkey..............   TEAS                            457     47.50%        219             Coal
Balti, Estonia..............   Eesti Energia                 1,410     49.00%        691        Oil Shale
Eesti, Estonia..............   Eesti Energia                 1,290     49.00%        632        Oil Shale
                                                             -----                 -----
         Total..............                                 3,757                 1,827
                                                             =====                 =====

     Seyitomer and Kangal. In 1999, we and our partners were selected as winning bidder to enter into a 20-year lease of the 600 MW Seyitomer Power Station and related lignite mine located in Kuthya, Turkey. In 1998, also with partners, we won a bid to enter into a 20-year lease of the 457 MW coal-fired Kangal plant in central Turkey. A law has been introduced in the Turkish parliament that would require these projects, among others, to close by March 31, 2001 or be cancelled, and we are working to meet this potential deadline.

     Narva Power. In August 2000, we signed a Heads of Terms Agreement with Eesti Energia, the Estonian state-owned electric utility, providing for the purchase by us for approximately $65.5 million of a 49% stake in Narva Power, the owner and operator of the oil shale-fired Eesti and Balti power plants, located near Narva, Estonia. The plants have a combined capacity of approximately 2,700 MW. We expect the acquisition to close in the second quarter of 2001.

     LATIN AMERICA

     We have pursued acquisition and development opportunities in Latin America since the mid-1990s. Initially, we participated as one of four original sponsors of the Latin Power Fund, a private equity investment fund managed by Scudder. More recently, we acquired a 49% interest in the second largest generator of electricity in Bolivia, Compania Boliviana de Energia Electrica S.A.-Bolivian Power Company Limited ("COBEE"). We plan to target new opportunities in selected countries, primarily Brazil and Argentina, where we believe more attractive acquisition and greenfield opportunities exist.

     The following table summarizes our Latin American assets:

                                                                                  OUR NET
                                                                        OUR      OWNERSHIP
                                                             TOTAL   OWNERSHIP   INTEREST      PRIMARY
NAME AND LOCATION OF FACILITY    PURCHASER/POWER MARKET       MW     INTEREST      (MW)       FUEL TYPE
-----------------------------  ---------------------------   -----   ---------   ---------   ------------
COBEE, Bolivia..............   Electropaz/ELF                  219     49.45%        109        Hydro/Gas
Bulo Bulo, Bolivia..........   Bolivian Grid                    87     30.00%         26              Gas
Itiquira Energetica S.A.,
  Brazil....................   Copel/Tradener                  156     25.05%         38            Hydro
Latin Power, Various........   Various                         811   Various          53        Gas/Coal/
                                                             -----                 -----
                                                                                                  Oil/Geo
         Total..............                                 1,273                   226
                                                             =====                 =====

     Itiquira. In September 2000, we purchased a 25.05% interest in the common stock of Itiquira Energetica S.A., the owner of a concession granted by the Brazilian government to develop, construct, own and operate a 156 MW hydroelectric power generation facility in the state of Mato Grosso, Brazil. Our investment in the project, including the purchase price for acquiring our 25.05% interest and our share of the funds required for development and construction of the project, is expect to total approximately $25 million. We expect the project to begin commercial operation in November 2001 and to be fully operational in March 2002.

POWER MARKETING

     Our energy marketing subsidiary, NRG Power Marketing, Inc., began operations in 1998 to maximize the utilization of and return from our domestic generation assets and to mitigate the risks associated with those assets. This subsidiary markets energy and energy related commodities, including electricity, natural gas, oil, coal and emission allowances. By using internal resources to acquire fuel for and to market electricity generated by our domestic facilities, we believe we can secure the best pricing available in the markets in which we sell power and enhance our ability to compete. NRG Power Marketing provides a full range of energy management services for our generation facilities in our Northeast, South Central and North Central regions. These services are provided under power sales and agency agreements pursuant to which NRG Power Marketing manages the sales and marketing of energy, capacity and ancillary services from these facilities and also manages the purchase and sale of fuels and emission allowances needed to operate these facilities.

     NRG Power Marketing conducts its activities in accordance with risk management guidelines approved by the NRG Power Marketing board of directors, which has primary responsibility for oversight of NRG Power Marketing activities. Our risk management guidelines require that our treasury department perform a credit review and approve all counter parties and credit limits prior to NRG Power Marketing entering into transactions with such counter parties. We do not engage in speculative trading, thus all transactions are for physical delivery of the particular commodity for the specified period. These physical delivery transactions may take the form of fixed price, floating price or indexed sales or purchases, and options on physical transactions, such as puts, calls, basis transactions and swaps, are also permitted. Contracts for the transmission and transportation of these commodities are also authorized, as necessary, in order to meet physical delivery requirements and obligations. All forward sales and purchases of electricity and fuel are reported to the board of directors of NRG Power Marketing and to our Financial Risk Management Committee. In accordance with the risk management guidelines, no more than 50% of the uncommitted energy or capacity of any facility will be sold forward without the approval of the board of directors of NRG Power Marketing. Violation by any employee of any of the risk management guidelines is grounds for immediate termination of employment.

     In order to achieve our objectives, we have assembled an experienced team. NRG Power Marketing managerial employees have an average of 13 years of power marketing or similar trading experience. In addition, we have taken steps to align the interest of the power marketing staff with the overall performance of our generation assets by basing their incentive compensation primarily upon the success and profitability of our generation facilities.

     NRG Power Marketing handles fuel procurement and trading of emissions allowances in order to support our overall needs. Generally we seek to hedge prices for 50% to 70% of our expected fuel requirements during the succeeding 12 to 24 month period. This provides us with certainty as to a portion of our fuel costs while allowing us to maintain flexibility to address lower than expected dispatch rates and to take advantage of the dual fuel capabilities at many of our facilities.

HOW WE SELL OUR GENERATING CAPACITY AND ENERGY

     Our operating revenues are derived primarily from the sale of electrical energy, capacity and other energy products from our power generation facilities. Revenues from these facilities are received pursuant to:

     - long-term contracts of more than one year including:

        - power purchase agreements with utilities and other third parties (generally 2-25 years);

        - standard offer agreements to provide load serving entities with a percentage of their requirements (generally 4-9 years); and

        - "transition" power purchase agreements with the former owners of acquired facilities (generally 3-5 years).

     - short-term contracts or other commitments of one year or less and spot sales including:

        - spot market and other sales into various wholesale power markets; and

        - bilateral contracts with third parties.

     Our objective is to mitigate variability in our earnings by having approximately 50% of our capacity contracted for under contracts greater than one year, generally seeking to enter into contracts with lengths of 1-5 years, selling half of our remaining capacity in the forward market for 30-365 days, and selling the other half of our remaining capacity in the spot market to capture opportunities in the market when prices are higher. By following this strategy, we believe we will continue to achieve positive, stable returns while retaining the flexibility to capture premium returns when available.

PLANT OPERATIONS

     Our success depends on our ability to achieve operational efficiencies and high availability at our generation facilities. In the new unregulated energy industry, minimizing operating costs without compromising safety or environmental standards while maximizing plant flexibility and maintaining high reliability is critical to maximizing profit margins. Our operations and maintenance practices are designed to achieve these goals.

     Our overall corporate strategy of establishing a top three presence in certain core markets is in part driven by our operational strategy. While our approach to plant management emphasizes the operational autonomy of our individual plant managers and staff to identify and resolve operations and maintenance issues at their respective facilities, we have implemented a worldwide shared practices system in order to facilitate the exchange of information and best practices among the plants in our various regions. We have organized our operations geographically such that inventories, maintenance, backup and other operational functions are pooled within a region. This approach enables us to realize cost savings and enhances our ability to meet our facility availability goals. Plant supervisors and staff within core markets and across our company typically participate in weekly conference calls in order to discuss operational issues and share best practices.

MANAGEMENT, ORGANIZATIONAL AND CORPORATE DEVELOPMENT STAFF STRUCTURE

     As the table below indicates, our management team has substantial experience in the electric utility and independent power businesses gained at NRG and in the power generation industry.

                                                                                                YEARS OF
                                                                                              EXPERIENCE IN
                                                                                                  POWER
                                                                                YEARS WITH     GENERATION
NAME                                        CURRENT POSITION                       NRG          INDUSTRY
----                                        ----------------                    ----------    -------------
David H. Peterson.........  Chairman of the Board, President, Chief                 12             37
                              Executive Officer and Director
Leonard A. Bluhm..........  Executive Vice President and Chief Financial            10             29
                              Officer
Keith G. Hilless..........  Senior Vice President, Asia Pacific                      4              9
Craig A. Mataczynski......  Senior Vice President, North America                     7             18
John A. Noer..............  Senior Vice President, Worldwide Operations              2             33
Ronald J. Will............  Senior Vice President, Europe                            9             40

     We have established three major corporate regions, North America, Europe and Asia Pacific, and have placed senior vice presidents in charge of each. Further, we have subdivided the North American and European generation business regions as follows: the North American business into our Northeast, South Central, West Coast and North Central subregions and the European business into the United Kingdom and Central Europe subregions. The senior vice presidents and regional staff of each region are responsible for the full spectrum of development activities as well as for asset optimization within their region.

FINANCING

  Project and Subsidiary Level

     We fund our projects with a combination of non-recourse debt and equity contributions. Leveraged funding like this enables us to limit the amount of equity funding required while not putting undue pressure on our corporate credit ratings. Following this general principle, we are currently in the process of structuring and marketing up to a $2.5 billion revolving funding program, which will be used to finance a significant portion of our U.S. acquisitions and greenfield development projects over the next five years. This revolving facility will allow us to procure temporary funding for both the non-recourse debt portion as well as the required equity contribution for new projects through an expedient and simplified review and approval process. We are permitted under the revolver to pay back borrowed funds thus making them available to be borrowed again. We plan to do that by refinancing projects in the long-term capital or bank markets when construction projects reach commercial operation or the market conditions are opportune. Any unutilized borrowing capacity after refinancings have taken place will be re-employed for future projects.

  Corporate Level

     Our corporate-level financing is provided in many different forms. For instance, we have issued corporate-level debt and we periodically provide corporate-level guarantees to various subsidiary financings, mainly as an alternative to funding debt service reserve accounts with project cash. Our goal is to have a recourse debt to recourse debt and equity capitalization ratio of 40-50%. Our credit ratings are "Baa3" from Moody's Investors Service, Inc. and "BBB-" from Standard & Poor's Ratings Services.

LEGAL PROCEEDINGS

     We and other power generators and power traders have been named as defendants in certain private plaintiff class actions filed in the Superior Court of the State of California for the County of San Diego in San Diego, California on November 27, 2000 (Pamela R. Gordon v. Reliant Energy, Inc., et al.) and November 29, 2000 (Ruth Hendricks v. Dynegy Power Marketing Inc., et al.), and in the Superior Court of the State of California, City and County of San Francisco (Pier 23 Restaurant v. PG&E Energy Trading, et al., filed January 24, 2001). We and other power generators and power traders have also been named in another suit filed on January 16, 2001 in the Superior Court of the State of California for the County of San Diego, brought by three California water districts, as consumers of electricity (Sweetwater Authority v. Dynegy Inc., et al.), and in a suit filed on January 18, 2001 in Superior Court of the State of California, County of San Francisco, brought by the San Francisco City Attorney on behalf of the People of the State of California (The People of the State of California v. Dynegy Power Marketing, Inc., et al.). Although the complaints contain a number of allegations, the basic claim is that, by underbidding forward contracts and exporting electricity to surrounding markets, the defendants, acting in collusion, were able to drive up wholesale prices on the Real Time and Replacement Reserve markets, through the Western Systems Coordinating Council and otherwise. The complaints allege that the conduct violated California antitrust and unfair competition laws. We do not believe that we have engaged in any illegal activities, and we intend to vigorously defend these lawsuits.

                    MATERIAL UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following discussion is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock to beneficial owners that are Non-United States persons. This discussion does not deal with all aspects of United States income and estate taxation and does not deal with foreign, state and local tax consequences that may be relevant to Non-United States persons in light of their personal circumstances. Furthermore, this discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change, possibly with retroactive effect. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

     In this section we use the term "Non-United States person" to refer to a beneficial owner of our common stock that is not any of the following:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that:

        - is subject to the supervision of a court within the United States and the control of one or more United States persons; or

        - has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year. For purposes of this calculation, you would count all of the days present in that calendar year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are subject to United States federal income tax as if they were United States citizens.

DIVIDENDS

     We do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of common stock, any dividend paid to a Non-United States person generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at a lesser applicable treaty rate. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, that are attributable to a United States permanent establishment are not subject to the withholding tax but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates.

     Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption. Any effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lesser applicable treaty rate.

     For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, recently finalized Treasury regulations generally require a non-United States person to provide certification as to that Non-United States person's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for treaty applicability purposes, dividends that we pay to a Non-United States person that is an entity should be treated as paid to holders of interests in that entity.

     If you are eligible for a reduced treaty rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     If you are a Non-United States person, you will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

     - the gain is effectively connected with a trade or business in the United States or, where a tax treaty provides, the gain is attributable to a United States permanent establishment;

     - if you are an individual and hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met;

     - you are subject to tax pursuant to the provisions of the United States federal income tax laws applicable to certain U.S. expatriates; or

     - we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

     We believe that we are not, and do not anticipate becoming, a "United States real property holding corporation" for United States federal income tax purposes. If we were to become a United States real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, you would be subject to federal income tax on any gain from the sale or other disposition of the stock only if you actually or constructively owned, during the five-year period preceding the disposition, more than 5% of our common stock.

     Special rules may apply to certain Non-United States persons, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to these dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or information exchange agreement.

     Pursuant to recently finalized Treasury regulations, a Non-United States person will be entitled to an exemption from information reporting requirements and backup withholding tax on dividends that we pay on our common stock if the Non-United States person provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a Non-United States person) or otherwise establishes an exemption. Payments by a United States office of a broker of the proceeds of a sale of our common stock are subject to both backup withholding at a rate of 31% and information reporting, unless the Non-United States person provides a Form W-8BEN (or satisfies certain documentary requirements for establishing that it is a Non-United States person) or otherwise establishes an exemption.

     Information reporting requirements, but generally not backup withholding, will also apply to payments of the proceeds from sales of our common stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for United States federal estate tax purposes, at the time of death will be included in that holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2001, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Salomon Smith Barney Inc., ABN AMRO Rothschild LLC and Banc of America Securities LLC are acting as representatives, the following respective numbers of shares of common stock:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Goldman, Sachs & Co. .......................................
Salomon Smith Barney Inc. ..................................
ABN AMRO Rothschild LLC ....................................
Banc of America Securities LLC..............................
          Total.............................................

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to 2,400,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to
selling group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                             PER SHARE                 TOTAL
                                                       ---------------------   ---------------------
                                                        WITHOUT      WITH       WITHOUT      WITH
                                                         OVER-       OVER-       OVER-       OVER-
                                                       ALLOTMENT   ALLOTMENT   ALLOTMENT   ALLOTMENT
                                                       ---------   ---------   ---------   ---------
Underwriting Discounts and Commissions paid by us....  $           $           $           $
Expenses payable by us...............................  $           $           $           $

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement, except as previously consented to by Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Our executive officers and Xcel Energy have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of those transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement, except as previously consented to by Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect. In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares, which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as selling group member. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Credit Suisse First Boston Corporation and on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Credit Suisse First Boston Corporation website and on the Merrill Lynch website is not intended to be part of this prospectus supplement.

     Affiliates of Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the agents under the Bridge Credit Agreement. In addition, affiliates of the underwriters are lenders under the Bridge Credit Agreement and will receive a portion of the amounts repaid under the Bridge Credit Agreement with proceeds of the offering. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. The decisions of the underwriters to distribute the shares of common stock were made independently of the lender affiliates, and these affiliates had no involvement in determining whether or when to distribute the shares under the offering or the terms of the offering. The underwriters will not receive any benefit from the offering other than the underwriting discounts set forth in this prospectus supplement.

     In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP has rendered an opinion which was filed as an exhibit to the registration statement with respect to the legality of the shares of common stock. Legal matters with respect to the common stock will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Each of Gibson, Dunn & Crutcher LLP and Skadden, Arps, Slate, Meagher & Flom LLP have from time to time represented us, and may in the future from time to time represent us, in connection with various matters. See "Legal Matters" in the accompanying prospectus.

PROSPECTUS

                                 $1,650,000,000

                                   [NRG LOGO]

                                NRG ENERGY, INC.

                Debt Securities, Preferred Stock, Common Stock,
          Depositary Shares, Debt Warrants, Preferred Stock Warrants,
                Common Stock Warrants, Stock Purchase Contracts,
                   Stock Purchase Units and Hybrid Securities
                     Combining Features of These Securities

                           -------------------------

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     Our common stock is listed on the New York Stock Exchange under the symbol "NRG."

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                           -------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 29, 2001

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

                           -------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About This Prospectus.......................................       1
Where You Can Find More Information.........................       1
Forward-Looking Statements..................................       2
Risk Factors................................................       4
The Company.................................................      13
Use Of Proceeds.............................................      14
Earnings To Fixed Charges Ratio.............................      14
Description Of Debt Securities..............................      14
Description Of Stock........................................      23
Description Of Warrants.....................................      27
Description Of Depositary Shares............................      28
Description Of Stock Purchase Contracts And Stock Purchase
  Units.....................................................      31
Plan Of Distribution........................................      31
Legal Matters...............................................      32
Experts.....................................................      32

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the securities described in this prospectus, either separately or in units, in one or more offerings with a total initial offering price of up to $1,650,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference rooms. You may also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, our Securities and Exchange Commission filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the securities described in this prospectus. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities described in this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., in Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information filed by us with the Securities and Exchange Commission in the future will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until the time that we sell all the securities described in this prospectus:

          1. Our Annual Report on Form 10-K405 and Form 10-K405A for the fiscal year ended December 31, 1999;

          2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000; June 30, 2000 and September 30, 2000;

          3. Our Current Reports on Form 8-K as filed with the Securities and Exchange Commission on April 7, 2000; April 20, 2000; June 21, 2000; June 28, 2000; July 20, 2000, September 8, 2000; September 13, 2000; September 25, 2000; September 27, 2000; October 31, 2000; November 22, 2000; and
     December 28, 2000; and

          4. The description of our common stock contained in the Registration Statement on Form 8-A filed on May 17, 2000.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               Investor Relations
                                NRG Energy, Inc.
                        901 Marquette Avenue, Suite 2300
                          Minneapolis, Minnesota 55402
                                 (612) 373-5300

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and similar terms. These statements represent our intentions, plans, expectations and beliefs and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from such forward-looking statements. These factors include, among others:

     - Economic conditions including inflation rates and monetary or currency exchange rate fluctuations;

     - Trade, monetary, fiscal, taxation, and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

     - Customer business conditions including demand for their products or services and supply of labor and materials used in creating their products and services;

     - Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission and similar entities with regulatory oversight;

     - Changes in the availability or cost of capital, including those resulting from changes in interest rates; market perceptions of the power generation industry, us or any of our subsidiaries, or security ratings;

     - Factors affecting power generation operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints;

     - Workforce factors including loss or retirement of key executives, collective bargaining agreements with union employees or work stoppages;

     - Volatility of energy prices in a deregulated market environment;

     - Increased competition in the power generation industry;

     - Cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

     - Technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

     - Factors associated with various investments including conditions of final legal closing, partnership actions, competition, operating risks, dependence on certain suppliers and customers, domestic and foreign environmental and energy regulations;

     - Limitations on our ability to control the development or operation of projects in which we have less than 100% interest;

     - The lack of operating history at development projects, the lack of our operating history at projects not yet owned and the limited operating history at recently-acquired projects provide only a limited basis for management to project the results of future operations;

     - Risks associated with timely completion of development projects, including obtaining competitive contracts, obtaining regulatory and permitting approvals, local opposition, and construction delays;

     - Failure to timely satisfy closing conditions contained in definitive agreements for the acquisitions of projects not yet closed, many of which are beyond our control;

     - Factors challenging the successful integration of projects not previously owned or operated by us, including the ability to obtain operating synergies;

     - Factors associated with operating in foreign countries, including delays in permitting and licensing of generation facilities; construction delays and business interruptions; political instability and risk of war, expropriation and nationalization, renegotiation or nullification of existing contracts; changes in law; and the ability to convert foreign currency into United States dollars; and

     - Other business or investment considerations that may be disclosed from time to time in our Securities and Exchange Commission filings or in other publicly disseminated written documents.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

                                  RISK FACTORS

     Before you invest in any of the securities described in this prospectus, you should be aware of the significant risks described below. You should carefully consider these risks, together with all of the other information included in this prospectus, the accompanying prospectus supplement and the information incorporated by reference, before you decide whether to purchase our securities.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, our future results and financial condition will be impacted by events or factors in the future that we have not been able to accurately predict or over which we have no control.

     The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus, the accompanying prospectus supplement and the information incorporated by reference could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO THE WHOLESALE POWER MARKETS

     OUR REVENUES ARE NOT PREDICTABLE BECAUSE MANY OF OUR POWER GENERATION FACILITIES OPERATE, WHOLLY OR PARTIALLY, WITHOUT LONG-TERM POWER PURCHASE AGREEMENTS.

     Historically, substantially all revenues from independent power generation facilities were derived under power purchase agreements having terms in excess of 15 years, pursuant to which all energy and capacity was generally sold to a single party at fixed prices. Because of changes in the industry, the percentage of facilities, including ours, with these types of long-term power purchase agreements has decreased, and it is likely that over time, most of our facilities will operate without these agreements. Without the benefit of these types of power purchase agreements, we cannot assure you that we will be able to sell the power generated by our facilities or that our facilities will be able to operate profitably.

     BECAUSE WHOLESALE POWER PRICES ARE SUBJECT TO EXTREME VOLATILITY, THE REVENUES THAT WE GENERATE ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

     We must sell all or a portion of the energy, capacity and other products from many of our facilities into wholesale power markets. The prices of energy products in those markets are influenced by many factors outside of our control, including fuel prices, transmission constraints, supply and demand, weather, economic conditions, and the rules, regulations and actions of the system operators in those markets. In addition, unlike most other commodities, energy products cannot be stored and therefore must be produced concurrently with their use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

     WE HAVE A LIMITED HISTORY OF SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS AND MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH THIS ASPECT OF OUR BUSINESS.

     We are exposed to market risks through our power marketing business, which involves the establishment of trading positions in the energy, fuel and emission allowance markets on a short-term basis. We sell forward contracts and options and establish positions in, and sell on the spot market, our energy, capacity and other energy products that are not otherwise committed under long-term contracts. In addition, we use these trading activities to procure fuel and emission allowances for our facilities on the spot market. We have been managing risks associated with price volatility in this manner for only a limited amount of time. We may not be able to effectively manage this price volatility, and may not be able to successfully manage the other risks associated with trading in energy markets, including the risk that counter parties may not perform.

RISKS RELATING TO OUR OPERATIONS

     WE HAVE MADE SUBSTANTIAL INVESTMENTS IN OUR RECENT ACQUISITIONS AND OUR SUCCESS DEPENDS ON THE APPROPRIATENESS OF THE PRICES WE PAID FOR THESE ACQUISITIONS AS WELL AS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE, OPERATE AND MANAGE THE ACQUIRED ASSETS.

     During the period from December 31, 1998 through December 31, 2000, we have more than quadrupled our net ownership interests in power generation facilities, expanding from 3,300 MW of net ownership interests in power generation facilities to approximately 15,006 MW of net ownership interests. The prices we paid in these acquisitions were based on our assumptions as to the economics of operating the acquired facilities and the prices at which we would be able to purchase fuel for them and sell energy, capacity and other products from them. If any of the assumptions as to a given facility prove to be materially inaccurate, it could have a significant impact on the financial performance of that facility and possibly on our entire company. In connection with these acquisitions, we have hired and will hire a substantial number of new employees. We may not be able to successfully integrate all of the newly hired employees, or profitably integrate, operate, maintain and manage our newly acquired power generation facilities in a competitive environment. In addition, operational issues may arise as a result of a lack of integration or our lack of familiarity with issues specific to a particular facility.

     OUR PROJECT DEVELOPMENT AND ACQUISITION ACTIVITIES MAY NOT BE SUCCESSFUL WHICH WOULD IMPAIR OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY.

     We may not be able to identify attractive acquisition or development opportunities or to complete acquisitions or development projects that we undertake. If we are not able to identify and complete additional acquisitions and development projects, we will not be able to successfully execute our growth strategy. Factors that could cause our acquisition and development activities to be unsuccessful include the following:

     - competition,

     - inability to obtain additional capital on acceptable terms,

     - inability to obtain required governmental permits and approvals,

     - cost-overruns or delays in development that make continuation of a project impracticable,

     - inability to negotiate acceptable acquisition, construction, fuel supply or other material agreements, and

     - inability to hire and retain qualified personnel.

     WE INCUR SIGNIFICANT EXPENSES IN EVALUATING POTENTIAL PROJECTS, MOST OF WHICH ARE NOT ULTIMATELY ACQUIRED OR COMPLETED.

     In order to implement our growth strategy, we must continue to actively pursue acquisition and development opportunities. Substantial expenses are incurred in investigating and evaluating any potential opportunity before we can determine whether the opportunity is feasible or economically attractive. In addition, we expect to participate in many competitive bidding processes for power generation facilities that require us to incur substantial expenses without any assurance that our bids will be accepted. As a result, we expect that our development expenses will increase in the future with no assurance that we will be successful in acquiring or completing additional new projects.

     CONSTRUCTION, EXPANSION, REFURBISHMENT AND OPERATION OF POWER GENERATION FACILITIES INVOLVE SIGNIFICANT RISKS THAT CANNOT ALWAYS BE COVERED BY INSURANCE OR CONTRACTUAL PROTECTIONS.

     The construction, expansion and refurbishment of power generation, thermal energy production and transmission and resource recovery facilities involve many risks, including:

     - supply interruptions,

     - work stoppages,

     - labor disputes,

     - social unrest,

     - weather interferences,

     - unforeseen engineering, environmental and geological problems, and

     - unanticipated cost overruns.

     The ongoing operation of these facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, especially in the case of newer environmental emission control technology. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expenses, higher maintenance costs and penalties. As a result, a project may operate at a loss or be unable to fund principal and interest payments under its project financing agreements, which may result in a default under that project's indebtedness.

     WE ARE EXPOSED TO THE RISK OF FUEL COST INCREASES AND INTERRUPTION IN FUEL SUPPLY BECAUSE OUR FACILITIES GENERALLY DO NOT HAVE LONG-TERM FUEL SUPPLY AGREEMENTS.

     Most of our domestic power generation facilities that sell energy into the wholesale power markets purchase fuel under short-term contracts or on the spot market. Even though we attempt to hedge some portion of our known fuel requirements, we still may face the risk of supply interruptions and fuel price volatility. The price we can obtain for the sale of energy may not rise at the same rate, or may not rise at all, to match a rise in fuel costs. This may have a material adverse effect on our financial performance.

     WE OFTEN RELY ON SINGLE SUPPLIERS AND AT TIMES WE RELY ON SINGLE CUSTOMERS AT OUR FACILITIES, EXPOSING US TO SIGNIFICANT FINANCIAL RISKS IF EITHER SHOULD FAIL TO PERFORM THEIR OBLIGATIONS.

     We often rely on a single supplier for the provision of fuel, water and other services required for operation of a facility, and at times, we rely on a single customer or a few customers to purchase all or a significant portion of a facility's output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility. The failure of any one customer or supplier to fulfill its contractual obligations to the facility could have a material adverse effect on such facility's financial results. Consequently, the financial performance of any such facility is dependent on the continued performance by customers and suppliers of their obligations under these long-term agreements and, in particular, on the credit quality of the project's customers and suppliers.

     OUR SIGNIFICANT BUSINESS OPERATIONS OUTSIDE THE UNITED STATES EXPOSE US TO LEGAL, TAX, CURRENCY, INFLATION, CONVERTIBILITY AND REPATRIATION RISKS, AS WELL AS POTENTIAL CONSTRAINTS ON THE DEVELOPMENT AND OPERATION OF OUR POTENTIAL BUSINESS, ANY OF WHICH CAN LIMIT THE BENEFITS TO US OF EVEN A SUCCESSFUL FOREIGN PROJECT.

     A key component of our business strategy is the development and acquisition of projects outside the United States in areas such as Australia, Europe and Latin America. The economic and political conditions in many of the countries where we have assets or in which we are or may be exploring development or acquisition opportunities present many risks. These risks, such as delays in permitting and licensing, construction delays and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts and changes in law or tax policy are generally greater than risks in the United States. The uncertainty of the legal environment in certain foreign countries in which we may develop or acquire projects could make it more difficult to obtain non-recourse project financing on suitable terms and could impair our ability to enforce our rights under agreements relating to these projects.

     Operations in foreign countries also can present currency exchange, inflation, convertibility and repatriation risks. In countries in which we may develop or acquire projects in the future, economic and monetary conditions and other factors could affect our ability to convert our earnings to United States dollars or other acceptable currencies or to move funds offshore from such countries. Furthermore, the central bank of any foreign country may have the authority in certain circumstances to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although we generally seek to structure our power purchase agreements and other project revenue agreements to provide for payments to be made in, or indexed to, United States dollars or a currency freely convertible into United States dollars, we can offer no assurance that we will be able to achieve this structure in all cases or that a power purchaser or other customer will be able to obtain acceptable currency to pay their obligations to us.

     As part of privatizations or other international acquisition opportunities, we may make investments in ancillary businesses not directly related to power generation, thermal energy production and transmission or resource recovery and in which our management may not have had prior experience. In such cases, our policy is to invest with partners having the necessary expertise. However, we can offer no assurance that such persons will be available as co-venturers in every case. In addition, as a condition to participating in privatizations and refurbishments of formerly state-owned businesses, we may be required to undertake transitional obligations relating to union contracts, employment levels and benefits obligations for employees, which could prevent or delay the achievement of desirable operating efficiencies and financial performance.

     THE LOY YANG FACILITY IN WHICH WE HAVE INVESTED IS EXPERIENCING FINANCIAL DIFFICULTIES BECAUSE OF LOWER THAN EXPECTED WHOLESALE POWER PRICES, WHICH COULD RESULT IN AN EVENT OF DEFAULT UNDER ITS LOAN AGREEMENTS.

     Energy prices in the Victoria region of the National Electricity Market of Australia into which our Loy Yang facility sells its power have been significantly lower than we had expected when we acquired our interest in that facility. As a result, the Loy Yang project company is currently prohibited by its loan agreements from making equity distributions to the project owners. While energy prices in the Victoria region have improved in recent months, if they were to fall below our current forecasted prices, the Loy Yang project company could fail to meet required coverage ratios under its loan agreements beginning in the first quarter of 2002, which would constitute an event of default. Although the Loy Yang project company would still then be able to service all of its senior debt obligations, absent a restructuring, the project company's lenders would be allowed to accelerate the project company's indebtedness. We could be required to write off all or a significant portion of our current US$250 million investment in this project as a result of such acceleration, or as a result of a determination by the project company that a write-down of its assets is required or our determination that we would not be able to recover our investment in the project.

     In February 2000, CMS Energy announced its intention to divest its 49.6% ownership in the Loy Yang project. CMS Energy indicated that it intended to sell its interest because the project was no longer of strategic value to its portfolio and had not met its financial expectations. No purchaser for this interest has emerged. The remaining partners in the Loy Yang project have rights of first refusal with respect to CMS Energy's sale of its interest.

RISKS RELATING TO OUR CORPORATE AND FINANCIAL STRUCTURE

     BECAUSE WE OWN LESS THAN 100% OF SOME OF OUR PROJECT INVESTMENTS, WE CANNOT EXERCISE COMPLETE CONTROL OVER THEIR OPERATIONS.

     We have limited control over the development, construction, acquisition or operation of some project investments and joint ventures because our investments are in projects where we beneficially own less than 50% of the ownership interests. A substantial portion of our future investments in international projects may also take the form of minority interests. We seek to exert a degree of influence with respect to the management and operation of projects in which we own less than 50% of the ownership interests by negotiating to obtain positions on management committees or to receive certain limited governance rights such as rights to veto significant actions. However, we may not always succeed in such negotiations. We may be dependent on our co-venturers to construct and operate such projects. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to construct and operate these projects. The approval of co-venturers also may be required for us to receive distributions of funds from projects or to transfer our interest in projects.

     WE REQUIRE SIGNIFICANT AMOUNTS OF CAPITAL TO GROW OUR BUSINESS AND OUR FUTURE ACCESS TO SUCH FUNDS IS UNCERTAIN.

     We will require continued access to substantial debt and equity capital from outside sources on acceptable terms in order to assure the success of future projects and acquisitions. Our ability to arrange debt financing, either at the corporate level or on a non-recourse project-level basis, and the costs of such capital are dependent on numerous factors, including:

     - general economic and capital market conditions,

     - credit availability from banks and other financial institutions,

     - investor confidence in us, our partners and the regional wholesale power markets,

     - maintenance of acceptable credit ratings,

     - the success of current projects,

     - the perceived quality of new projects, and

     - provisions of tax and securities laws that may impact raising capital in this manner.

     In order to access capital on a substantially non-recourse basis in the future, we may have to make larger equity investments in, or provide more financial support for, our project subsidiaries. We also may not be successful in structuring future financing for our projects on a substantially non-recourse basis.

     The equity capital for our projects has been provided by internally-generated cash flow from our projects and other borrowings and, prior to completion of the merger of Northern States Power and New Century Energies, Inc., equity contributions from Northern States Power. We cannot assure you that Xcel Energy will continue to provide additional equity capital to us or permit us to raise additional equity capital from others. Any inability to raise additional equity capital will restrict our ability to execute our growth strategy. Currently, regulatory restrictions under the Public Utility Holding Company Act of 1935 ("PUHCA") prevent Xcel Energy from providing additional equity to us. Although, Xcel Energy is in the process of applying for the approvals necessary to lift the restrictions, we cannot assure you that such approvals will be received.

     WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD LIMIT OUR ABILITY TO GROW AND OUR FLEXIBILITY IN OPERATING OUR PROJECTS.

     As of December 31, 2000, we had total recourse debt of $1,511.9 million, with an additional $2,293.4 million of non-recourse debt appearing on our balance sheet. The percentage of our total recourse debt to recourse debt and equity was 50.9% as of December 31, 2000. The substantial amount of debt that we have and the debt of our project subsidiaries and project affiliates presents the risk that we might not generate sufficient cash to service our indebtedness, and that our leveraged capital structure could limit our ability to finance the acquisition and development of additional projects, to compete effectively, to operate successfully under adverse economic conditions and to fully implement our strategy.

     Our lenders may accelerate our credit facilities and public debt instruments upon the occurrence of certain events of default. In addition, if we undergo a change of control, our credit facilities may be accelerated, and our public debt may also be accelerated if it is rated below investment grade by certain rating agencies. Because Xcel Energy currently controls approximately 98% of the total voting power of our common stock and our class A common stock, we have no ability to prevent a change of control. If our indebtedness is accelerated, we could be forced into bankruptcy and you could lose your entire investment.

     WE HAVE GUARANTEED OBLIGATIONS AND LIABILITIES OF OUR PROJECT SUBSIDIARIES AND AFFILIATES WHICH WOULD BE DIFFICULT FOR US TO SATISFY IF THEY ALL CAME DUE SIMULTANEOUSLY.

     In many of our projects, we have executed guarantees of the project affiliate's indebtedness, equity or operating obligations. In addition, in connection with the purchase and sale of fuel, emission allowances and power generation products to and from third parties with respect to the operation of some of our generation facilities, we are required to guarantee a portion of the obligations of certain of our subsidiaries. These guarantees totaled approximately $493 million as of December 31, 2000. We may not be able to satisfy all of these guarantees and other obligations if they were to come due at the same time, which would have a material adverse effect on us.

     OUR HOLDING COMPANY STRUCTURE LIMITS OUR ACCESS TO THE FUNDS OF PROJECT SUBSIDIARIES AND PROJECT AFFILIATES THAT WE WILL NEED IN ORDER TO SERVICE OUR CORPORATE-LEVEL INDEBTEDNESS.

     Substantially all of our operations are conducted by our project subsidiaries and project affiliates. Our cash flow and our ability to service our corporate-level indebtedness when due is dependent upon our receipt of cash dividends and distributions or other transfers from our projects and other subsidiaries. The debt agreements of our subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. In addition, a substantial amount of the assets of our project subsidiaries and project affiliates has been pledged as collateral under their debt agreements.

     Our project subsidiaries and project affiliates are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due under our indebtedness or to make any funds available to us, whether by dividends, loans or other payments, and they do not guarantee the payment of our corporate-level indebtedness. We own less than 50% of the ownership interests in many of our foreign projects, and therefore we are unable to unilaterally cause dividends or distributions to be made from these operations.

     Any right we may have to receive assets of any of our subsidiaries or project affiliates upon a liquidation or reorganization of such subsidiaries or project affiliates will be effectively subordinated to the claims of any such subsidiary's or project affiliate's creditors, including trade creditors and holders of debt issued by such subsidiary or project affiliate.

     There can be no assurance that cash available from our domestic operations and the repayment to us of loans made by us to our foreign affiliates will be sufficient to make corporate-level debt payments, as and when due. If we elect to repatriate cash from foreign subsidiaries or affiliates to make these payments in case of such a shortfall, then we may incur United States taxes, net of any available foreign tax credits, on the repatriation of such foreign cash.

     POTENTIAL CONFLICTS OF INTEREST WITH OUR CONTROLLING STOCKHOLDER MAY BE RESOLVED IN A MANNER THAT IS ADVERSE TO US.

     Xcel Energy, our controlling stockholder, and directors and officers of Xcel Energy and its subsidiaries, some of whom are directors of ours, are in positions involving the possibility of conflicts of interest with respect to transactions in which both we and Xcel Energy have an interest. In addition, Xcel Energy, subject to its fiduciary duties owed to our minority stockholders, may compete with us for business opportunities that may be attractive to both us and to Xcel Energy. We can offer no assurance that any such conflict will be resolved in our favor.

     THE MERGER OF NORTHERN STATES POWER AND NEW CENTURY ENERGIES, WHICH WAS COMPLETED IN AUGUST 2000, CONSTRAINS THE CONDUCT OF OUR BUSINESS.

     The merger of Northern States Power and New Century Energies was accounted for as a "pooling of interest." In accordance with the "pooling of interest" rules, neither company can alter their equity interests or dispose of a material portion of their assets through the date of the merger and for a period of time thereafter. These constraints may limit our flexibility to conduct our business as we otherwise would absent such constraints.

     The shares of our class A common stock that were owned by Northern States Power prior to the completion of the merger are now owned by a wholly-owned subsidiary of the surviving corporation in the merger, Xcel Energy. Xcel Energy is subject to the provisions of various energy-related laws and regulations, including PUHCA, and, in turn, we are subject to certain constraints imposed by PUHCA.

     AN EQUITY OFFERING MAY PREVENT US FROM CONTINUING TO BE A MEMBER OF XCEL ENERGY'S CONSOLIDATED TAX GROUP FOR INCOME TAX PURPOSES.

     If as a result of an equity offering, Xcel Energy owns equity securities representing less than 80% of our value, we will no longer be a member of Xcel Energy's consolidated group for U.S. federal income tax purposes.

RISKS RELATING TO OUR INDUSTRY

     OUR BUSINESS IS SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION AND PERMITTING REQUIREMENTS AND MAY BE ADVERSELY AFFECTED BY ANY FUTURE INABILITY TO COMPLY WITH EXISTING OR FUTURE REGULATIONS OR REQUIREMENTS.

     In General. Our business is subject to extensive energy, environmental and other laws and regulations of federal, state and local authorities. We generally are required to obtain and comply with a wide variety of licenses, permits and other approvals in order to operate our facilities. We may incur significant additional costs because of our compliance with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulation may have a detrimental effect on our business. Furthermore, with the continuing trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the assets we operate, we expect our environmental expenditures to be substantial in the future.

     Energy Regulation. PUHCA and the Federal Power Act ("FPA") regulate public utility holding companies and their subsidiaries and place certain constraints on the conduct of their business. The Public Utility Regulatory Policies Act of 1978 ("PURPA") provides to qualifying facilities ("QFs") exemptions from federal and state laws and regulations, including PUHCA and most provisions of the FPA. The Energy Policy Act of 1992 also provides relief from regulation under PUHCA to exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"). Maintaining the status of our facilities as QFs, EWGs or FUCOs is conditioned on their continuing to meet statutory criteria, and could be jeopardized, for example, by the making of retail sales by an EWG in violation of the requirements of the Energy Policy Act. Prior to the completion of the merger between Northern States Power and New Century Energies, we were not subject to regulation as a registered holding company under PUHCA. Now that the merger is completed, we are subject to regulation as a subsidiary of a registered holding company under PUHCA. These regulations include restrictions imposed upon aggregate investment by registered holding companies in EWGs and FUCOs that are financed by contributions or guarantees by the parent holding company. These investment restrictions, issued pursuant to SEC regulations, limit registered holding company investment in EWGs and FUCOs without prior SEC approval to 50% of the registered holding company's consolidated retained earnings. The existence of such investment cap and the potential need to request SEC waivers of or increases in the cap could delay or prevent any infusions of capital from Xcel Energy that it may otherwise desire to make.

     We are continually in the process of obtaining or renewing federal, state and local approvals required to operate our facilities. Additional regulatory approvals may be required in the future due to a change in laws and regulations, a change in our customers or other reasons. We may not always be able to obtain all required regulatory approvals, and we may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of our facilities or the sale of electricity to third parties could be prevented or subject to additional costs.

     Environmental Regulation. In acquiring many of our facilities, we assumed on-site liabilities associated with the environmental condition of those facilities, regardless of when such liabilities arose and whether known or unknown, and in some cases agreed to indemnify the former owners of those facilities for on-site environmental liabilities. We may not at all times be in compliance with all applicable environmental laws and regulations. Steps to bring our facilities into compliance could be prohibitively expensive, and may cause us to be unable to pay our debts when due. Moreover, environmental laws and regulations can change.

     For example, in October 1999, Governor Pataki of New York announced that he was ordering the New York Department of Environmental Conservation to require further reductions of sulphur dioxide and nitrogen oxides emissions from New York power plants, beyond that which is required under current federal and state law. These reductions would be phased in between January 1, 2003 and January 1, 2007. Compliance with these emission reductions requirements, if they become effective, could have a material adverse impact on the operation of some of our facilities located in the State of New York.

     In December 2000, the Connecticut Department of Environmental Protection ("CDEP") promulgated regulations applicable to power plants and other major sources of air pollution, requiring them to further reduce emissions of nitrogen oxides and sulphur dioxides by May 2003. The regulations require reductions of sulphur dioxides by an amount that is 50% greater than current commitments and reductions of nitrogen oxides that are 20 to 30% greater than current commitments. The regulations provide that the CDEP should use market based incentives and a system of creditable emissions allowances or credits to foster cost effective reductions. We expect that we will be able to comply with the new regulations in accordance with the schedule for compliance.

     In addition, the Connecticut legislature has in the past considered, but rejected, legislation that would require older electrical generation stations to comply with more stringent pollution standards than are currently in effect in Connecticut for nitrogen oxides and sulphur dioxide emissions. In 1999 and 2000, legislation was proposed in the Connecticut legislature that could require our Connecticut facilities to rely on more expensive fuels or install additional air pollution control equipment. We expect that similar legislation will be introduced in the 2001 legislative session. If such legislation were to become law without reflecting the benefit of critical elements of current federal emission reduction initiatives, such as market based emission trading between sources located across broad geographic regions, our Connecticut facilities, including the Bridgeport Harbor and New Haven Harbor stations we expect to acquire during the first half of 2001, may be placed at a significant competitive disadvantage.

     We are subject to environmental investigations and lawsuits both on the state and federal level. For instance, in May 2000, the New York Department of Environmental Conservation issued a Notice of Violation to us and the prior owner of our Huntley and Dunkirk facilities relating to physical changes made at those facilities prior to our assumption of ownership. The Notice of Violation alleges that these changes represent major modifications undertaken without obtaining the required permits. Although we have a right to indemnification by the previous owner for fines, penalties, assessments and related losses resulting from the previous owner's failure to comply with environmental laws and regulations, if these facilities did not comply with the applicable permit requirements, we could be required, among other things, to install specified pollution control technology to further reduce pollutant emissions from the Dunkirk and Huntley facilities, and we could become subject to fines and penalties associated with the current and prior operation of the facilities.

     In addition, in November 1999, the United States Department of Justice filed suit against seven electric utilities for alleged violations of Clean Air Act requirements related to modifications of existing sources at seventeen utility generation stations located in the southern and midwestern regions of the United States. The EPA also issued administrative notices of violation alleging similar violations at eight other power plants owned by some of the electric utilities named as defendants in the lawsuit, and also issued an administrative order to the Tennessee Valley Authority for similar violations at seven of its power plants. To date, no lawsuits or administrative actions have been brought against us or any of our subsidiaries or affiliates or the former owners of our facilities alleging similar violations, although a subsidiary of Conectiv has received information requests from the EPA regarding the Deepwater and BL England facilities that we have agreed to purchase, and the current owner of the Bridgeport Harbor station in Connecticut that we have agreed to purchase has already received such an information request. Lawsuits or administrative actions alleging similar violations at our facilities could be filed in the future and if successful, could have a material adverse effect on our business.

     The Massachusetts Department of Environmental Protection has issued proposed regulations that would require significant emissions reductions from certain coal-fired power plants in the state, including our Somerset facility. Compliance with portions of these proposed regulations, which are still being evaluated, could have a material adverse impact on the operation of our Somerset facility based on the proposed schedule for compliance. We believe that our Somerset facility could not meet the annual average carbon dioxide emission rate identified in the proposed regulations.

     In January 2001, the South Coast Air Quality Management District of California recommended new rules to the Regional Clean Air Incentive Market ("RECLAIM") program that, if enacted as currently proposed, could restrict our ability to purchase sufficient nitrogen oxides emissions credits for our Long Beach and El Segundo plants. Failure to comply with these proposed requirements, if enacted, could have a material adverse effect on these plants.

     OUR COMPETITION IS INCREASING.

     The independent power industry is characterized by numerous strong and capable competitors, some of which may have more extensive operating experience, more extensive experience in the acquisition and development of power generation facilities, larger staffs or greater financial resources than we do. Many of our competitors also are seeking attractive power generation opportunities, both in the United States and abroad. This competition may adversely affect our ability to make investments or acquisitions. In recent years, the independent power industry has been characterized by increased competition for asset purchases and development opportunities.

     In addition, regulatory changes have also been proposed to increase access to transmission grids by utility and non-utility purchasers and sellers of electricity. Industry deregulation may encourage the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, significant additional competitors could become active in the generation segment of our industry.

     WE FACE ONGOING CHANGES IN THE UNITED STATES UTILITY INDUSTRY THAT COULD AFFECT OUR COMPETITIVENESS.

     The United States electric utility industry is currently experiencing increasing competitive pressures, primarily in wholesale markets, as a result of consumer demands, technological advances, greater availability of natural gas-fired generation that is more efficient than our generation facilities and other factors. The Federal Energy Regulatory Commission ("FERC") has implemented and continues to propose regulatory changes to increase access to the nationwide transmission grid by utility and non-utility purchasers and sellers of electricity. In addition, a number of states are considering or implementing methods to introduce and promote retail competition. Recently, some utilities have brought litigation aimed at forcing the renegotiation or termination of power purchase agreements requiring payments to owners of QF projects based upon past estimates of avoided cost that are now substantially in excess of market prices. In the future, utilities, with the approval of state public utility commissions, could seek to abrogate their existing power purchase agreements.

     Proposals have been introduced in Congress to repeal PURPA and PUHCA, and FERC has publicly indicated support for the PUHCA repeal effort. If the repeal of PURPA or PUHCA occurs, either separately or as part of legislation designed to encourage the broader introduction of wholesale and retail competition, the significant competitive advantages that independent power producers currently enjoy over certain regulated utility companies would be eliminated or sharply curtailed, and the ability of regulated utility companies to compete more directly with independent power companies would be increased. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of domestic independent power generation projects may come under increasing pressure. Deregulation may not only continue to fuel the current trend toward consolidation among domestic utilities, but may also encourage the disaggregation of vertically-integrated utilities into separate generation, transmission and distribution businesses.

     In addition, the independent system operators who oversee most of the wholesale power markets have in the past imposed, and may in the future continue to impose, price limitations and other mechanisms to address some of the volatility in these markets. For example, the independent system operator for the New York Power Pool and the California independent system operator have recently imposed price limitations. These types of price limitations and other mechanisms in New York, California, the New England Power Pool and elsewhere may adversely impact the profitability of our generation facilities that sell energy into the wholesale power markets. Finally, the regulatory and legislative changes that have recently been enacted in a number of states in an effort to promote competition are novel and untested in many respects. These new approaches to the sale of electric power have very short operating histories, and it is not yet clear how they will operate in times of market stress or pressure. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by independent system operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

                                  THE COMPANY

     NRG Energy, Inc. is a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of energy, capacity and related products. We believe we are one of the three largest independent power generation companies in the United States and the fifth largest independent power generation company in the world, measured by our net ownership interest in power generation facilities. We own all or a portion of 63 generation projects that have a total generating capacity of 25,059 megawatts ("MW"); our net ownership interest in those projects is 15,006 MW, of which 11,448 MW are located in the United States. In addition, we have an active acquisition and development program through which we are pursuing additional generation projects.

     In addition to our power generation projects, we also have interests in district heating and cooling systems and steam transmission operations. Our thermal and chilled water businesses have a steam and chilled water capacity equivalent to approximately 1,506 MW, of which our net ownership interest is 1,379 MW. We believe that through our subsidiary NEO Corporation we are one of the largest landfill gas generation companies in the United States, extracting methane from landfills to generate electricity. NEO owns 30 landfill gas collection systems and has 56 MW of net ownership interests in related electric generation facilities. NEO also has 35 MW of net ownership interests in 18 small hydroelectric facilities and 6 MW of net ownership interest in three small distributed generation facilities.

     We were established in 1989 and are a majority-owned subsidiary of Xcel Energy, Inc. Our headquarters and principal executive offices are located at 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402-3265. Our telephone number is (612) 373-5300.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include financing the development and construction of new facilities, additions to working capital, reductions of our indebtedness and the indebtedness of our subsidiaries, financing of capital expenditures and pending or potential acquisitions. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds. We may also issue the securities described in this prospectus in exchange for other securities of ours in connection with a recapitalization.

                        EARNINGS TO FIXED CHARGES RATIO

     The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

                                                                                NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                   ------------------------------------------   -----------------
                                    1995     1996     1997     1998     1999     1999      2000
                                   ------   ------   ------   ------   ------   -------   -------
Ratio of earnings to fixed
  charges(1).....................  1.56x    1.75x    1.16x     (2)     1.04x    1.06x     1.60x

-------------------------

(1) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose "earnings" means income (loss) before income taxes, less undistributed equity in our share of operating earnings of unconsolidated affiliates and equity in gain from project termination settlements, plus cash distributions from project termination settlements and fixed charges. "Fixed charges" means interest expense, plus interest capitalized, plus amortization of debt issuance costs, plus one-third of our annual rental expense, which the Securities and Exchange Commission defines as a reasonable approximation of rental expense interest.

(2) Due primarily to undistributed equity from unconsolidated affiliates, earnings did not cover fixed charges by $7.3 million.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

     The debt securities will be issued under an indenture as amended or supplemented from time to time, to be entered into between us and the trustee named in the applicable prospectus supplement. The following summaries of certain provisions of the indenture do not purport to be complete. We have also filed the form of indenture as an exhibit to the registration statement. Except to the extent set forth in a prospectus supplement with respect to a particular issue of debt securities, the indenture, as amended or supplemented from time to time, for the debt securities will be substantially similar to the one filed as an exhibit to the registration statement and described below.

GENERAL

     The debt securities will be our direct, unsecured obligations. Because we conduct substantially all of our business through numerous subsidiaries and affiliates, all existing and future liabilities of our direct and indirect subsidiaries and affiliates will be effectively senior to the debt securities. The debt securities will not be guaranteed by, or otherwise be obligations of, our project subsidiaries and project affiliates, or our other direct and indirect subsidiaries and affiliates or Xcel Energy.

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the series of debt securities;

     - the aggregate principal amount (or any limit on the aggregate principal amount) of the series of debt securities and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

     - the interest rate or method of calculation of the interest rate;

     - the date from which interest will accrue;

     - the record dates for interest payable on debt securities of the series;

     - the dates when, places where and manner in which principal and interest are payable;

     - the securities registrar if other than the trustee;

     - the terms of any mandatory (including any sinking fund requirements) or optional redemption by us;

     - the terms of any repurchase or remarketing rights of third parties;

     - the terms of any redemption at the option of holders of debt securities of a series;

     - the denominations in which debt securities are issuable;

     - whether debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

     - whether any debt securities will be represented by a global security and the terms of any such global security;

     - the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

     - if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

     - provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

     - any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in the indenture;

     - whether and upon what terms debt securities may be defeased if different from the provisions set forth in the indenture;

     - the form of the debt securities;

     - any terms that may be required by or advisable under applicable law;

     - the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

     - whether any debt securities will have guarantees; and

     - any other terms in addition to or different from those contained in the indenture.

     The debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any debt securities as to which we have the right to defer interest, the holders of such debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in a prospectus supplement.

GLOBAL DEBT SECURITIES

     If any debt securities are represented by one or more global securities, the applicable supplement will describe the terms of the depositary arrangement with respect to such global securities.

REDEMPTION

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that, we, at any time, may redeem a series of debt securities, in whole or in part (if in part, by lot or by such other method as the trustee shall deem fair or appropriate) at the redemption price of 100% of principal amount of such debt securities, plus accrued interest on the principal amount, if any, to the redemption date, plus the applicable "Make-Whole Premium" (as discussed below).

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that, to determine the applicable Make-Whole Premium for any debt security, an independent investment banking institution of national standing that we select will compute, as of the third business day prior to the redemption date, the sum of the present values of all of the remaining scheduled payments of principal and interest from the redemption date to maturity on such debt security computed on a semiannual basis by discounting such payments (assuming a 360-day year consisting of twelve 30-day months) using a rate to be set forth in the applicable prospectus supplement. If the sum of these present values of the remaining payments as computed above exceeds the aggregate unpaid principal amount of the debt security that we will redeem plus any accrued but unpaid interest thereon, the difference will be payable as a premium upon redemption of such debt security. If the sum is equal to or less than such principal amount plus accrued interest, we will pay no premium with respect to such debt security.

CERTAIN COVENANTS OF THE COMPANY

     AFFIRMATIVE COVENANTS

     In addition to such other covenants, if any, as may be described in an accompanying prospectus supplement and except as may otherwise be set forth therein, the indenture will require us, subject to certain limitations described therein, to, among other things, do the following:

     - deliver to the trustee copies of all reports filed with the Securities and Exchange Commission;

     - deliver to the trustee annual officers' certificates with respect to our compliance with our obligations under the indenture;

     - maintain our corporate existence subject to the provisions described below relating to mergers and consolidations; and

     - pay our taxes when due except where we are contesting such taxes in good faith.

     The indenture may also, as set forth in an accompanying prospectus supplement, restrict our business or operations or that of our subsidiaries or limit our indebtedness.

RESTRICTIONS ON LIENS

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that, so long as any of the debt securities are outstanding, we will not pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or other lien upon any property at any time directly owned by us to secure any indebtedness for money borrowed which is incurred, issued, assumed or guaranteed by us ("Indebtedness"), without making effective provisions whereby the debt securities shall be equally and ratably secured with any and all such Indebtedness and with any other Indebtedness similarly entitled to be equally and ratably secured; provided, however, that, with respect to any series of debt securities, this restriction shall not apply to or prevent the creation or existence of: (i) liens existing at the original date of issuance of such series of debt securities; (ii) purchase money liens which do not exceed the cost or value of the purchased property; (iii) other liens not to exceed 10% of our "Consolidated Net Tangible Assets" (defined below) and (iv) liens granted in connection with extending, renewing, replacing or refinancing in whole or in part the Indebtedness (including, without limitation, increasing the principal amount of such Indebtedness) secured by liens described in the foregoing clauses
(i) through (iii). Except as may otherwise be provided in an accompanying prospectus supplement, "Consolidated Net Tangible Assets" will be defined as the following: as of the date of any determination thereof, the total amount of all our assets determined on a consolidated basis in accordance with GAAP as of such date less the sum of (a) our consolidated current liabilities determined in accordance with GAAP and (b) assets properly classified as intangible assets, in accordance with GAAP.

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will further provide that, in the event we propose to pledge, mortgage or hypothecate any property at any time directly owned by us to secure any Indebtedness, other than as permitted by clauses (i) through (iv) of the previous paragraph, we will agree to give prior written notice thereof to the trustee, who shall give notice to the holders of debt securities, and we will further agree, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively to secure all the debt securities equally and ratably with such Indebtedness.

     The foregoing covenant will not restrict the ability of our subsidiaries and affiliates to pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or lien upon their assets, in connection with project financings or otherwise.

     CHANGE OF CONTROL

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that, if a Change of Control occurs, we will be obligated to offer to purchase all outstanding debt securities of a series to which the Change of Control applies. We will conduct any offer to purchase debt securities upon a Change of Control in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-l. Any limitations on our financial ability to purchase debt securities upon a Change of Control will be described in an accompanying prospectus supplement.

     Except as may otherwise be provided in an accompanying prospectus supplement, a "Change of Control" will be defined in the indenture as any of the following:

     - Xcel Energy (or its successors) ceases to own a majority of our outstanding voting stock;

     - at any time following the occurrence of the event described immediately above, a person or group of persons (other than Xcel Energy) becomes the beneficial owner, directly or indirectly, or has the absolute power to direct the vote of more than 35% of our outstanding voting stock; or

     - during any one year period, individuals who at the beginning of such period constitute our board of directors cease to be a majority of the board of directors (unless approved by a majority of the current directors then in office who were either directors at the beginning of such period or who were previously so approved).

     With respect to a series of debt securities , a Change of Control shall be deemed not to have occurred if, following such an event described above, the debt securities of such series are rated "BBB-" or better by Standard & Poor's Ratings Group and "Baa3" or better by Moody's Investors Service, Inc. Except as may otherwise be set forth in an accompanying prospectus supplement, our failure to comply with the Change of Control covenant as to the debt securities will be an "Event of Default" (as defined below) under the indenture. See "Events of Default" below.

     Except as may be provided otherwise in an accompanying prospectus supplement, the Change of Control provisions may not be waived by the trustee or the board of directors, and any modification thereof must be approved by each holder of a debt security. We cannot assure you that we would have sufficient liquidity to effectuate any required repurchase of debt securities upon a Change of Control.

     Except as may be provided otherwise in an accompanying prospectus supplement, within 30 days following any Change of Control with respect to a series of debt securities, we will be required to mail a notice to each debt security holder of such series (with a copy to the trustee) stating:

     - that a Change of Control has occurred and that such holder has the right to require us to repurchase such holder's debt securities (the "Change of Control Offer");

     - the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

     - the repurchase date (which shall be a business day and be not earlier than 30 days or later than 60 days from the date such notice is mailed (the "Repurchase Date"));

     - that interest on any debt security tendered will continue to accrue;

     - that interest on any debt security accepted for payment pursuant to the Change of Control Offer shall cease to accrue after the Repurchase Date;

     - that debt security holders electing to have a debt security purchased pursuant to a Change of Control Offer will be required to surrender the debt security, with the form entitled "Option to Elect Purchase" on the reverse of the debt security completed, to the trustee at the address specified in the notice prior to the close of business on the Repurchase Date;

     - that debt security holders will be entitled to withdraw their election if the trustee receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile or letter setting forth the name of the debt security holder, the principal amount of debt securities the holder delivered for purchase and a statement that such debt security holder is withdrawing its election to have such debt securities purchased; and

     - that debt security holders that elect to have their debt securities purchased only in part will be issued new debt securities in a principal amount equal to the unpurchased portion of the debt securities surrendered.

     MERGER, CONSOLIDATION, SALE, LEASE OR CONVEYANCE

     Except as may otherwise be provided in an accompanying prospectus supplement, the indenture will provide that we will not merge or consolidate with or into any other person and we will not sell, lease or convey all or substantially all of our assets to any person, unless we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all of our obligations under the debt securities and the indenture, and, immediately after such merger, consolidation, sale, lease or conveyance, such person or such successor corporation is not in default in the performance of the covenants and conditions in the indenture. The meaning of the term "all or substantially all of the assets" has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will be dependent on the facts and circumstances existing at the time.

     Except as may be provided otherwise in an accompanying prospectus supplement, the indenture will provide that, except for a sale of our assets substantially as an entirety as provided above, and other than assets we are required to sell to conform with governmental regulations, we may not sell or otherwise dispose of any assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if on a pro forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed

10% of our Consolidated Net Tangible Assets computed as of the end of the most recent quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of this 10% limitation if the proceeds are invested in assets in similar or related lines of our business and, provided further, that we may sell or otherwise dispose of assets in excess of such 10% if we retain the proceeds from such sales or dispositions, which are not reinvested as provided above, as cash or cash equivalents or we use the proceeds to purchase and retire the debt securities.

     REPORTING OBLIGATIONS

     Except as may be provided otherwise in an accompanying prospectus supplement, the indenture will provide that we will furnish or cause to be furnished to holders of debt securities copies of our annual reports and of the information, documents and other reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we file them with the Securities and Exchange Commission.

EVENTS OF DEFAULT

     Except as may be described in an accompanying prospectus supplement, an "Event of Default" with respect to a series of debt securities will be defined under the indenture as being:

          (a) our failure to pay any interest on any debt security of such series when due, which failure continues for 30 days;

          (b) our failure to pay principal or premium (including in connection with a Change of Control) when due on any debt securities of such series;

          (c) our failure to perform any other covenant relative to the debt securities of such series or the indenture for a period of 30 days after the trustee gives us written notice or we receive written notice by the holders of at least 25% in aggregate principal amount of the debt securities of such series;

          (d) an event of default occurring under any of our instruments under which there may be issued, or by which there may be secured or evidenced, any indebtedness for money borrowed that has resulted in the acceleration of such indebtedness, or any default occurring in payment of any such indebtedness at final maturity (and after the expiration of any applicable grace periods), other than (i) indebtedness which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which we or any of our subsidiaries or affiliates is a participant, or which is secured by a lien on the property or assets owned or held by such entity, without further recourse to us or (ii) indebtedness not exceeding $50,000,000; and

          (e) certain events of bankruptcy, insolvency or reorganization in respect of us.

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture will provide that if an Event of Default (other than an Event of Default due to certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of a series, or such other amount as may be specified in the applicable prospectus supplement, may then declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately.

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the indenture at the request of such holders. Subject to such provisions in the indenture for the indemnification of the trustee and certain other limitations, the holders of a majority in principal amount of the debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture will provide that no holder of debt securities of a series may institute any action against us under the indenture (except actions for payment of overdue principal or interest) unless:

     - such holder previously has given the trustee written notice of the default and continuance thereof;

     - the holders of not less than 25% in principal amount of the debt securities of such holder's series have requested the trustee to institute such action and offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of the request; and

     - the trustee has not received direction inconsistent with such written request from the holders of a majority in principal amount of the debt securities of such series.

DEFEASANCE AND COVENANT DEFEASANCE

     DEFEASANCE

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture will provide that we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities, on the 123rd day after the deposit referred to below has been made, and the provisions of the indenture will cease to be applicable with respect to the debt securities (except for, among other matters, certain obligations to register the transfer of or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold funds for payment in trust) if (A) we have deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined in the indenture) that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities, at the time such payments are due in accordance with the terms of the indenture, (B) we have delivered to the trustee (i) an opinion of counsel to the effect that debt security holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under the defeasance provisions of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound and (D) if at such time the debt securities are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of such deposit and discharge.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture for the debt securities will further provide that the provisions of the indenture will cease to be applicable with respect to (i) the covenants described under "Change of Control" and (ii) clause (c) under "Events of Default" with respect to such covenants and clause (d) under "Events of Default" upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities, the satisfaction of the conditions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and our delivery to the trustee of an opinion of counsel to the effect that, among other things, the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     Except to the extent otherwise stated in an accompanying prospectus supplement, the indenture will provide that if we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the debt securities as described in the immediately preceding paragraph and the debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such Event of Default. In such event, we shall remain liable for such payments.

MODIFICATIONS TO THE INDENTURE

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will contain provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected by a proposed amendment or modification, to modify the indenture or the rights of the debt security holders of such series, except that no such modification may, without the consent of each debt security holder of such series, (i) extend the final maturity of any of the debt securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any debt security holder to institute suit for the payment thereof or make any change in the covenant regarding a Change of Control or (ii) reduce the percentage of debt securities, the consent of the holders of which is required for any such modification.

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that we and the trustee without the consent of any debt security holder may amend the indenture and the debt securities for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner which we and the trustee may determine is not inconsistent with the debt securities and will not adversely affect the interest of any debt security holder, including establishing the form or terms of a series of debt securities under the indenture.

BOOK-ENTRY, DELIVERY AND FORM

     Except as may otherwise be set forth in an accompanying prospectus supplement, the indenture will provide that the debt securities will initially be issued in the form of one or more registered notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the debt securities with, or on behalf of, The Depository Trust Company ("DTC"), as depositary, and registered in the name of Cede & Co., as DTC's nominee.

     DTC is a limited-purpose trust company created to hold securities for its participants (the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchase of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     We expect that pursuant to procedures established by DTC, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and
(ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the debt securities, see "-- Exchange of Book-Entry Debt Securities for Certificated Debt Securities" below.

     Except as described below, owners of interests in the Global Notes will not have debt securities registered in their name, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

     Payments in respect of the Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the debt securities, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all purposes whatsoever. Consequently, neither the trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC's current practice, upon receipt of any payment in respect of securities such as the debt securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except as may otherwise be set forth in an accompanying prospectus supplement, DTC will take any action permitted to be taken by a holder of the debt securities only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for debt securities in certificated form and to distribute such debt securities to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK ENTRY DEBT SECURITIES FOR CERTIFICATED DEBT SECURITIES

     Except as may otherwise be set forth in an accompanying prospectus supplement, a Global Note is exchangeable for debt securities in registered certificated form if (i) DTC notifies us that it is unwilling or unable to continue as clearing agency for the Global Note or has ceased to be a clearing agency registered under the Exchange Act and we thereupon fail to appoint a successor clearing agency within 90 days, (ii) we in our sole discretion elect to cause the issuance of definitive certificated debt securities or (iii) there has occurred and is continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the indenture. In addition, beneficial interests in a Global Note may be exchanged for certificated debt securities upon request but only upon at least 20 days, prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases certificated debt securities delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of the clearing agency (in accordance with its customary procedures).

CONCERNING THE TRUSTEE

     Unless stated in the applicable prospectus supplement, (i) the trustee may also be the trustee under any other indenture for debt securities and (ii) any trustee or its affiliates may lend money to us, including under our principal credit facility, and may from time to time have lender or other business arrangements with us. The indenture will contain certain limitations on the rights of the trustee, should it or its affiliates then be our creditors, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

GOVERNING LAW

     Unless otherwise specified in an accompanying prospectus supplement, the indenture and the debt securities will be governed by New York law.

                              DESCRIPTION OF STOCK

     We may issue, from time to time, shares of one or more series or classes of our common or preferred stock. The following summary description sets forth some of the general terms and provisions of the stock. We will describe the specific terms of any series of stock that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of our certificate of incorporation, bylaws and the applicable prospectus supplement before you purchase these securities.

GENERAL

     Under our certificate of incorporation, we are authorized to issue 550,000,000 shares of common stock, 250,000,000 shares of class A common stock and 200,000,000 shares of preferred stock. As of December 1, 2000, 32,395,500 shares of common stock were issued and outstanding, 147,604,500 shares of class A common stock, all of which are owned by Xcel Energy, were issued and outstanding, and no shares of preferred stock were issued and outstanding. No other classes of capital stock are authorized under our certificate of incorporation. The issued and outstanding shares of common stock and class A common stock are duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

     COMPARISON OF COMMON STOCK AND CLASS A COMMON STOCK

     The following table compares our common stock and class A common stock:

                                      COMMON SHARES                     CLASS A COMMON SHARES
                                      -------------                     ---------------------
Public Market               The common stock is listed on the     None.
                            New York Stock Exchange.
Voting Rights               One vote per share on all matters     Ten votes per share on all matters
                            voted upon by our stockholders        voted upon by our stockholders.
Transfer Restrictions       None                                  None, but will convert to common
                                                                  stock on a share-for-share basis
                                                                  upon certain transfers as
                                                                  described below.
Conversion                  Not convertible                       Convertible at any time, in whole
                                                                  or in part, into shares of common
                                                                  stock on a share-for-share basis.
                                                                  Automatically converts into common
                                                                  stock on a share-for-share basis
                                                                  upon any transfer to a
                                                                  non-affiliate of Xcel Energy
                                                                  (including by way of merger,
                                                                  consolidation or reorganization)
                                                                  or if Xcel Energy or its
                                                                  affiliates own less than 30% of
                                                                  the outstanding shares of class A
                                                                  common stock and common stock on a
                                                                  combined basis.
Reissuance                  Additional shares may be issued       No additional shares may be
                            and redeemed shares may be            issued, and shares redeemed or
                            reissued.                             repurchased will be canceled and
                                                                  may not be reissued.

     Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

     If we in any manner split, subdivide or combine the outstanding shares of common stock or class A common stock, the outstanding shares of the other class of common stock will be proportionally subdivided or combined in the same manner and on the same basis. In all other respects, whether as to dividends, upon liquidation, dissolution or winding up, or otherwise, the holders of record of common stock and the holders of record of class A common stock have identical rights and privileges on the basis of the number of shares held.

     OTHER PROVISIONS RELATING TO COMMON STOCK

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 120 days in advance of the anniversary date of our proxy statement in connection with our previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. So long as Xcel Energy or its successors by way of merger or consolidation own at least 50% of the outstanding shares of common stock and class A common stock on a combined basis, it will be exempt from these provisions.

     Holders of our common stock may not call a special meeting of stockholders; only our board of directors may call such a meeting.

     We are not be subject to the business combination provisions of Section 203 of the Delaware General Corporation Law, but our certificate of incorporation contains provisions substantially similar to Section 203. In general, these provisions prohibit us from engaging in various business combination transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder unless one of the following three sets of conditions are satisfied:

     - the business combination transaction is approved by a majority of the members of our board of directors who either are unaffiliated with the interested stockholder and were members prior to the date the interested stockholder obtained this status or were nominated and elected by a majority of such unaffiliated members,

     - several conditions are met including that the aggregate amount of cash and the fair market value as of the date of the consummation of the transaction of non-cash consideration to be received per share by a holder of our capital stock is at least equal to the highest of

        -- the highest per share price paid by the interested stockholder within the previous two years or in the transaction in which the interested stockholder obtained this status;

        -- the fair market value per share of the relevant class of capital stock on the date the transaction was announced; and

        -- the fair market value per share of the relevant class of capital stock on the date the interested stockholder obtained this status; and

     a proxy or information statement describing the proposed business combination has been mailed to our stockholders at least 30 days prior to the consummation of such business combination; or

     - the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 80% of our outstanding shares entitled to vote for the election of directors.

     Under our certificate of incorporation, a business combination is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns or, within two years, did own, 10% or more of our common stock. Xcel Energy and its affiliates is exempt from these provisions.

     Under our certificate of incorporation, our certificate of incorporation may only be amended:

     - prior to the first date that Xcel Energy, together with its respective affiliates, ceases to beneficially own at least 30% of the outstanding shares of common stock and class A common stock on a combined basis, by the affirmative vote of the holders of a majority of the outstanding shares of common stock and class A common stock on a combined basis; or

     - after the first date that Xcel Energy, together with its respective affiliates, ceases to beneficially own at least 30% of the outstanding shares of common stock and class A common stock on a combined basis (at which point the class A common shares will automatically convert into an equal number of common stock shares), by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock.

     Under our certificate of incorporation and bylaws, our bylaws may only be amended:

     - at any time by the affirmative vote of directors constituting not less than a majority of the entire board of directors;

     - prior to the first date that Xcel Energy, together with its affiliates, ceases to beneficially own at least 50% of the outstanding shares of the outstanding shares of common stock and class A common stock on a combined basis, by the affirmative vote of the holders of a majority of the outstanding shares of common stock and class A common stock on a combined basis; or

     - after that date, by the affirmative vote of the holders of a least 80% of the outstanding shares of common stock and class A common stock on a combined basis.

PREFERRED STOCK

     We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

     Our board is authorized to determine for each series of preferred stock, and the applicable prospectus supplement will set forth with respect to any such series:

     - the designation of such shares and the number of shares that constitute such series;

     - the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

     - the dividend periods (or the method of calculating the dividend period);

     - the voting rights of the shares, if any;

     - the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred stock and any other rights of the shares of such series if we liquidate or wind-up our affairs;

     - whether or not and on what terms we can redeem or repurchase the shares from you;

     - whether and on what terms you may convert or exchange the shares for other debt or equity securities; and

     - any other material terms.

     The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, the certificate of incorporation or the applicable certificate of designation or as otherwise required by law.

     Except as set forth in the applicable prospectus supplement, no series of preferred stock will be convertible into, or exchangeable for, other securities or property and no series of preferred stock will be redeemable or receive the benefit of a sinking fund. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock or class A common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock, if any. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

     We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the debt securities purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

     - if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

     - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

     - the dates on which the right to exercise the warrants will commence and expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

     - information relating to book-entry procedures, if any;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - anti-dilution provisions of the warrants, if any;

     - redemption or call provisions, if any, applicable to the warrants;

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     - any other information we think is important about the warrants.

STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the warrants, including the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

     - the dates on which the right to exercise the warrants commence and expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - antidilution provisions of the warrants, if any;

     - redemption or call provisions, if any, applicable to the warrants;

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     - any other information we think is important about the warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following description of the depositary shares we may offer, together with the additional information included in any prospectus supplements, describes the material terms and provisions of this type of security but is not complete. For a more complete description of the terms of the depositary shares, please refer to the Deposit Agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. We will file these documents with the Securities and Exchange Commission in connection with an offering of depositary shares.

     We will describe in a prospectus supplement the specific terms of any depositary shares we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such depositary shares may differ from the terms described below.

GENERAL

     If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance of receipts for depositary shares to any holder of such fractional interests. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

     The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date (provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly). The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

     If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

CONVERSION, EXCHANGE AND REDEMPTION

     If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

     Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

     After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

VOTING

     When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

AMENDMENTS

     We and the depositary may agree at any time to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that
(a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that
(b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

TERMINATION

     We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the Deposit Agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the Deposit Agreement will automatically terminate if:

     - the depositary has redeemed all related outstanding depositary shares;

     - all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

     - we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

PAYMENT OF FEES AND EXPENSES

     We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

REPORTS AND OBLIGATIONS

     The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations to performance in good faith of the duties stated in the Deposit Agreement. The depositary assumes no obligation and will not be subject to liability under the Deposit Agreement except to perform such obligations as are set forth in the Deposit Agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may offer and sell or exchange the securities described in this prospectus:

     - through agents,

     - through one or more underwriters,

     - through one or more dealers,

     - directly to one or more purchasers (through a specific bidding or auction process or otherwise), or

     - through a combination of any such methods of sale.

     The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

     - at a fixed price or prices, which may be changed,

     - at market prices prevailing at the time of sale,

     - at prices relating to such prevailing market prices,

     - at negotiated prices, or

     - at a fixed exchange ratio in return for other of our securities.

     Offers to purchase or exchange the securities may be solicited by agents designated by us from time to time. Any such agent will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of the securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

     If a dealer is utilized in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement relating thereto.

     Offers to purchase or exchange the securities may be solicited directly by us and sales or exchanges thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement relating thereto.

     We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. The terms and conditions of such indemnification or contribution will be described in the applicable supplement. Certain of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Denver, Colorado, will issue an opinion to us relating to the legality of the securities being offered by this prospectus. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

     The consolidated financial statements of NRG Energy, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K405 of NRG Energy, Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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